UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________________________
Filed by the Registrant ☒         Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Surgery Partners, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No:

	(3)	Filing party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 29, 2019

DATE:         May 29, 2019
TIME:         8:00 a.m. CDT
PLACE:     Corporate Headquarters (principal executive office)
310 Seven Springs Way, Suite 500
Brentwood, Tennessee 37027

ITEMS OF BUSINESS:

1.	To elect the three Class I director nominees named in this Proxy Statement to the Board of Directors of Surgery Partners, Inc. (the "Company") for a term of three years;

2.	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

4.
To approve an amendment to the Company's 2015 Omnibus Incentive Plan (the "Omnibus Incentive Plan") to increase the number of authorized shares reserved for issuance under the Omnibus Incentive Plan; and

5.	To consider and act upon any other business that may properly come before the 2019 annual meeting of stockholders (the "annual meeting") and at any adjournment or postponement thereof.
Information relating to the matters to be considered and voted on at the annual meeting is set forth in the enclosed proxy materials.

RECORD DATE:
Holders of shares of our common stock of record at the close of business on April 8, 2019 (the "Record Date") are entitled to receive notice of and vote at the annual meeting and at any adjournment or postponement thereof.

ANNUAL REPORT:	The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2018, which is not part of the proxy soliciting materials, is enclosed.

PROXY VOTING:
It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the attached Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, AFTER REVIEWING THE PROXY MATERIALS, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH IN

THE FOLLOWING PROXY MATERIALS AND COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED STAMPED ENVELOPE.
The Board of Directors unanimously recommends that you vote: (i) "FOR" the election of the three Class I director nominees named in this Proxy Statement, (ii) "FOR" the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers, (iii) "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm, and (iv) "FOR" the amendment to the Omnibus Incentive Plan to increase the number of authorized shares reserved for issuance under the Omnibus Incentive Plan.
You are welcome to attend the annual meeting. However, even if you plan to attend, please vote your shares promptly to ensure they are represented at the annual meeting. If you decide to attend the annual meeting and wish to change your proxy, you may do so by voting in person at the meeting. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027, (615) 234-5900 or email ir@surgerypartners.com.
Thank you for your ongoing support of and interest in Surgery Partners, Inc.

By Order of the Board of Directors,
/s/ Wayne S. DeVeydt
Wayne S. DeVeydt
Chief Executive Officer
Brentwood, Tennessee
May 2, 2019

THIS PROXY STATEMENT, THE PROXY CARD AND OUR ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 ARE FIRST BEING MAILED ON OR ABOUT MAY 2, 2019 TO STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON APRIL 8, 2019.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2019: THIS PROXY STATEMENT, THE PROXY CARD AND OUR ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018 ARE AVAILABLE AT WWW.SURGERYPARTNERS.COM.

SURGERY PARTNERS, INC.
310 Seven Springs Way, Suite 500
Brentwood, Tennessee 37027

PROXY STATEMENT

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company soliciting my proxy?
The Board of Directors (the "Board") of Surgery Partners, Inc. ("Surgery Partners," the "Company," "we" or "us") is soliciting your proxy to vote at the 2019 annual meeting of stockholders (the "annual meeting") to be held at our corporate headquarters, located at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee, 37027, on Wednesday, May 29, 2019, at 8:00 a.m. Central Daylight Time (CDT) and any adjournments of the annual meeting.
Why am I receiving these materials?
The Company is providing these proxy materials to the stockholders of record at the close of business on April 8, 2019 through the delivery of printed versions by mail beginning on or about May 2, 2019, in connection with the Board's solicitation of proxies for use at the 2019 annual meeting of stockholders. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.
What is included in these materials?
These proxy materials include:

•
our Proxy Statement for the annual meeting, which includes information related to the proposals to be voted on at the annual meeting, the voting process, the compensation of certain of our executive officers and directors and certain other required information;

•	our Proxy Card; and

•	our Annual Report to Stockholders for the fiscal year ended December 31, 2018, which includes our Annual Report on Form 10-K and our audited consolidated financial statements.
What proposals will be voted on at the annual meeting?
There are four proposals scheduled to be voted on at the annual meeting:

•	the election of the three Class I director nominees named in this Proxy Statement for a 3-year term (Proposal 1);

•	the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers (Proposal 2);

•
the ratification of the Audit Committee's appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 3); and

•
the approval of an amendment to the Company's 2015 Omnibus Incentive Plan (the "Omnibus Incentive Plan") to increase the number of authorized shares reserved for issuance under the Omnibus Incentive Plan (Proposal 4).

What is the Board's voting recommendation?
The Board recommends that you vote your shares "FOR" the election of the three Class I director nominees named in this Proxy Statement to the Board, "FOR" the approval, on an advisory basis, the compensation paid by the Company to its named executive officers, "FOR" the ratification of the Audit Committee's appointment of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019, and "FOR" the amendment to the Omnibus Incentive Plan to increase the number of authorized shares reserved for issuance.
If you submit a proxy but do not indicate any voting instructions, your shares will be voted "FOR" the election of the three Class I director nominees named in this Proxy Statement to the Board, "FOR" the approval, on an advisory basis, the compensation paid by the Company to its named officers, "FOR" the ratification of the Audit Committee's appointment of Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019, and "FOR" the amendment to the Omnibus Incentive Plan to increase the number of authorized shares reserved for issuance.
What shares owned by me can be voted at the annual meeting?
All shares owned by you as of the close of business on April 8, 2019 (the "Record Date") may be voted. You may cast one vote per share of common stock (including preferred stock on an as converted basis) that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. On the Record Date, Surgery Partners, Inc. had (i) 49,408,551 shares of common stock issued and outstanding and (ii) 310,000 shares of the Company's 10.00% Series A Convertible Perpetual Participating Preferred Stock (the ''preferred stock'') issued and outstanding, which on as-converted basis, represented 18,579,944 shares of common stock. Pursuant to the Certificate of Designations, Preferences, Rights and Limitations of 10.00% Series A Convertible Perpetual Participating Preferred Stock (the "Certificate of Designations") the holders of the preferred stock are entitled to vote with the holders of shares of common stock, together as a single class, on all matters submitted to a vote of stockholders of the Company. Additionally, pursuant to the Certificate of Designations, each holder of preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which all shares of preferred held of record by such holder could then be converted pursuant to the Certificate of Designations at the Record Date. Thus, as of the Record Date, the holders of the preferred stock are entitled to vote the equivalent of 45,035,595 shares of common stock, in the aggregate.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders of Surgery Partners, Inc. hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with the Company's transfer agent, Computershare, Inc. (a subsidiary of Computershare Trust Company, N.A.), you are the stockholder of record with respect to those shares, and the proxy materials are being sent directly to you. As the stockholder of record, you have the right to direct your vote by proxy or to vote in person at the annual meeting.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner and these proxy materials are being forwarded to you by your broker, bank or nominee who is the stockholder of record with respect to such shares. As the beneficial owner, you are invited to attend the annual meeting. You also have the right to direct your broker on how to vote these shares. Your broker or nominee should have enclosed a voting instruction card for you to direct your broker or nominee how to vote your shares. However, shares held in "street name" may be voted in person by you only if you obtain a signed proxy from the record holder (stock brokerage, bank or other nominee) giving you the right to vote the shares.
How can I vote my shares in person at the annual meeting?
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring proof of ownership of the Company's common stock on the record date, such as the legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. Even if you plan to attend the annual meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.
How can I vote my shares without attending the annual meeting?
Whether you hold your shares directly as the stockholder of record or beneficially in "street name," you may direct your vote without attending the annual meeting by proxy. You can vote by proxy by mail via a proxy card, by marking your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 28, 2019 in order to be counted for the annual meeting.
If you are a beneficial owner, follow the instructions on the voting instruction card provided by your broker, bank or other intermediary.
Please follow the instructions provided on the proxy card or voting instruction card, as applicable. We urge you to review the proxy materials carefully before you vote.
Can I revoke my proxy or change my vote?
You may revoke your proxy or change your voting instructions prior to the vote at the annual meeting. You may enter a new vote by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions). Your new vote must be received by 11:59 p.m. CDT on May 28, 2019. You may also enter a new vote by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.
How are votes counted?
For Proposal 1, your vote may be cast "FOR" each Class I director nominee, or you may "WITHHOLD" from voting. Shares voting "WITHHOLD" have no effect on the election of directors.
For Proposals 2, 3 and 4, your vote may be cast "FOR" or "AGAINST" or you may "ABSTAIN." If you "ABSTAIN" on one of these proposals, it has no effect on the outcome.
Abstentions and Broker Non-Votes
Any shares represented by proxies that are marked to "ABSTAIN" from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions will not be counted as votes "FOR" or "AGAINST" any proposal, and accordingly are not counted for purposes of determining the number of votes cast on any proposal.
If your shares are held in "street name" and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or, on routine matters, may use its discretionary authority to vote your shares. If your broker returns a proxy card but does not vote your shares, this results in a "broker non-vote." Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares. Broker non-votes will not be counted as votes "FOR" or "AGAINST" any proposal, and accordingly are not counted for purposes of determining the number of votes cast on any proposal. Therefore, broker non-votes will have no effect on the outcome of any proposal. However, broker non-votes with respect to any proposal will be treated as shares present for purposes of determining a quorum at the annual meeting.
Proposal 1 (election of the three Class I director nominees), Proposal 2 (approval, on an advisory basis, of the compensation paid by the Company to its named executive officers) and Proposal 4 (approval of the amendment to the Omnibus Incentive Plan) are considered non-routine matters, and without your instruction, your broker cannot vote your shares. Proposal 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter for which your broker has discretionary authority to vote your shares.
What is the voting requirement to approve each of the proposals?
Proposal 1, Election of Director Nominees: Under our plurality voting standard, the three nominees for director who receive the most votes will be elected. Therefore, if you do not vote for a nominee, or you "WITHHOLD" your vote for a nominee, your vote will not count either "FOR" or "AGAINST" the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.
Proposal 2, Advisory Vote on Executive Compensation: Under our majority voting standard, the approval, on an advisory basis, of the compensation paid by the Company to its named executive officers requires that the number of votes properly cast "FOR" the proposal (and present, in person or by proxy, at the annual meeting) exceed the number of votes cast "AGAINST" the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm: Under our majority voting standard, the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2019 requires that the number of votes properly cast "FOR" the proposal (and present, in person or by proxy, at the annual meeting) exceed the number of votes cast "AGAINST" the proposal. Abstentions will have no effect on the outcome of this Proposal 3. Brokers, banks and other nominees have discretionary voting power with respect to this proposal, and therefore we do not expect broker non-votes with respect to this proposal.
Proposal 4, Approval of the Amendment to the Omnibus Incentive Plan: Under our majority voting standard, the approval of the amendment to the Omnibus Incentive Plan to increase the number of authorized shares reserved for issuance requires that the number of votes properly cast "FOR" the proposal (and present, in person or by proxy, at the annual meeting) exceed the number of votes cast "AGAINST" the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
What does it mean if I receive more than one proxy or voting instruction card?
It means your shares are registered differently or are in more than one account. For each proxy you receive, please submit your vote for each control number you have been assigned. Please provide voting instructions for all proxy and voting instruction cards you receive.
Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What happens if additional proposals are presented at the annual meeting?
Other than the four proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the annual meeting. If other matters are properly presented to the stockholders for action at the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named as proxy holders named in the proxy card (Wayne S. DeVeydt, our Chief Executive Officer, and Jennifer B. Baldock, our Executive Vice President and Chief Legal Officer) to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote. If for any unforeseen reason, any of the Company's nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate(s) as may be nominated by the Board.
What is the quorum requirement for the annual meeting?
The quorum requirement for holding the annual meeting and transacting business is a majority of the voting power of the outstanding shares entitled to be voted and present at the meeting. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
Who will count the vote?
A representative of Computershare, Inc. will act as the inspector of election and the tabulator of the votes for bank, broker and other stockholder of record proxies.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Surgery Partners or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote and (iii) to facilitate a successful proxy solicitation by the Board.
Additionally, we will forward to management any written comments you provide on a proxy card or through other means.
Who will bear the cost of soliciting proxies for the annual meeting?
Surgery Partners will pay the entire cost of soliciting proxies for the annual meeting, including the distribution of proxy materials. We have retained Computershare, Inc. to assist us with the distribution of the proxies and will pay their expenses. We will also reimburse brokers or nominees for the expenses that they incur for forwarding the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock and preferred stock as of April 8, 2019 (except as otherwise indicated below), by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock or preferred stock;

•	each of our named executive officers;

•	each of our directors and nominees; and

•	all of our executive officers and directors as a group.
Information with respect to beneficial ownership in the following table is based on the Company's review of information furnished by or on behalf of each director, officer, or beneficial owner of more than 5% of our common stock or preferred stock and filed with the Securities and Exchange Commission (the "SEC"). Beneficial ownership is determined in accordance with SEC rules. The information in the following table does not necessarily indicate beneficial ownership for any other purpose. In general, under SEC rules, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.
The percentage of shares of common stock or preferred stock beneficially owned is computed on the basis of 49,408,551 shares of common stock and 310,000 shares of preferred stock outstanding as of April 8, 2019. Shares of common stock or preferred stock that a person has the right to acquire within 60 days of April 8, 2019 are deemed outstanding for purposes of computing the percentage ownership of such person's holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Except as otherwise indicated below, and subject to applicable community property laws, we believe, based on information furnished by such persons, the persons named in the table have sole voting and investment power with respect to all shares of common stock or preferred stock held by that person.

Title of Class	Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Common Stock
	Beneficial owners of 5% or more of our common stock:
	BCPE Seminole Holdings LP (1)(2)	45,339,726	66.4%
	Clearbridge Investments, LLC (3)	3,529,653	7.1%
	N.N. Group N.V. (4)	4,909,233	9.9%
	Directors and Named Executive Officers:
	Adam T. Feinstein (5)	21,233	*
	Brent Turner (6)	19,370	*
	Teresa DeLuca, M.D. (7)	13,941	*
	Andrew T. Kaplan (8)	—	—
	T. Devin O'Reilly (8)	—	—
	Wayne S. DeVeydt	134,169	*
	Clifford G. Adlerz	7,865	*
	Thomas F. Cowhey	46,928	*
	R. David Kretschmer (9)	28,785	*
	Teresa F. Sparks (10)	192,360	*
	Jennifer B. Baldock	117,109	*
	George M. Goodwin	62,346	*
	Angela Justice, Ph.D	19,466	*
	Dennis R. Dean (11)	120,210	*
	Bryan S. Fisher (12)	90,594	*
	All executive officers and directors as a group (19 persons)	1,138,110	2.3%

Preferred Stock
	Beneficial owners of 5% or more of our preferred stock:
	BCPE Seminole Holdings LP (2)	310,000	100%
* Less than one percent.

(1)
BCPE Seminole Holdings LP, a Delaware limited partnership ("Bain Capital") and our controlling stockholder, directly holds (i) 24,455,651 shares of common stock and (ii) 310,000 shares of preferred stock, which, on an as-converted basis (as explained below), represented 18,579,944 shares of common stock as of April 8, 2019 and will represent 18,884,075 shares of common stock as of June 7, 2019 (60 days after the Record Date). Each share of preferred stock is convertible at any time, at the election of the holder, into the number of shares of common stock equal to the quotient obtained by dividing (a) the accrued value of such share of preferred stock plus any accrued but uncompounded dividends on such share by (b) the conversion price ($19.00 per share as of the Record Date). Dividends accrue daily at a rate of 10% per annum on the accrued value (initially, $1,000 as of August 31, 2017) and compound quarterly on March 31, June 30, September 30 and December 31 of each year. At least a portion of such dividends are added to the accrued value of a share and, therefore, the number of shares of common stock into which each share of preferred stock may be converted will increase over time. As of April 8, 2019, each share of preferred stock held by BCPE Seminole Holdings LP was convertible into approximately 59.94 shares of common stock. As of June 7, 2019, each share of preferred stock held by BCPE Seminole Holdings LP will be convertible into approximately 60.92 shares of common stock.

(2)
Bain Capital Investors, LLC ("BCI") is the sole member of BCPE Seminole GP LLC ("BCPE GP"), which is the general partner of BCPE Seminole Holdings LP. The governance, investment strategy and decision-making process with respect to investments held by BCPE Seminole Holdings LP is directed by the Global Private Equity Board of BCI. By virtue of the relationships described in this footnote, BCI and BCPE GP may be deemed to share voting and dispositive power with respect to the securities held by BCPE Seminole Holdings LP.

The principal business address of each of BCI, BCPE GP and BCPE Seminole Holdings LP is c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.

(3)
Clearbridge Investments, LLC has sole voting power over 3,526,858 shares of common stock and sole dispositive over 3,529,653 shares of common stock. Information reported in this table and the notes hereto in respect of Clearbridge Investments, LLC is based solely on the Schedule 13G filed with the SEC on February 14, 2019 by Clearbridge Investments, LLC. The principal business address of Clearbridge Investments, LLC is 620 8th Avenue, New York, NY 10018.

(4)
NN Group N.V. has shared voting power over 4,884,682 shares of common stock and sole dispositive power over 4,909,233 shares of common stock. Information in respect of NN Group N.V. is based solely on the Schedule 13G filed with the SEC on February 8, 2019 by NN Group N.V. The shares of common stock reported as beneficially owned by NN Group N.V., as a parent holding company, are owned by NN Investment Partners Luxembourg S.A., NN Investment Partners B.V. and NN Investment Partners Towarzystwo Funduszy Inwestycyjnych S.A., each of which is a non-U.S. institution and a subsidiary or affiliate of NN Group N.V. The principal business address of NN Group N.V. is Schenkkade 65, 2595 AS, the Hague, the Netherlands.

(5)	Mr. Feinstein's beneficially owned shares include 4,473 shares of common stock underlying stock options exercisable within 60 days of April 8, 2019.

(6)	Mr. Turner's beneficially owned shares include 4,015 shares of common stock underlying stock options exercisable within 60 days of April 8, 2019.

(7)	Dr. DeLuca's beneficially owned shares include 2,799 shares of common stock underlying stock options exercisable within 60 days of April 8, 2019.

(8)
The shares beneficially owned by each of Mr. O'Reilly and Mr. Kaplan do not include shares held by BCPE Seminole Holdings LP. Mr. O'Reilly is a Managing Director of BCI and Mr. Kaplan is Principal of BCI and as a result, by virtue of the relationships described footnote (2) above, may each be deemed to share beneficial ownership of the shares of common stock and preferred stock held by BCPE Seminole Holdings LP.

(9)
Mr. Kretschmer retired from his role as the Company's Chief Strategy and Transformation Officer effective as of March 31, 2019. Information reported in this table and the notes hereto with respect to Mr. Kretschmer reflect his ownership of the Company's securities as of such date.

(10)
Ms. Sparks resigned from her role as the Company's Chief Financial Officer effective as of January 25, 2018. Information reported in this table and the notes hereto with respect to Ms. Sparks reflect her ownership of the Company's securities as of such date.

(11)
Mr. Dean served as our Senior Vice President and Corporate Controller until August 10, 2018. Information reported in this table and the notes hereto with respect to Mr. Dean reflect his ownership of the Company's securities as of such date.

(12)
Mr. Fisher served as our Executive Vice President, Chief Operating Officer, until September 1, 2018. Information reported in this table and the notes hereto with respect to Mr. Fisher reflect his ownership of the Company's securities as of such date.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to fiscal year 2018, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements with respect to fiscal year 2018.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
In accordance with the Company's Amended and Restated Certificate of Incorporation (the "charter") and Amended and Restated Bylaws (the "bylaws"), the Board is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Adam T. Feinstein, Teresa DeLuca, M.D. and Wayne S. DeVeydt are Class I directors whose terms expire at the annual meeting.
Mr. DeVeydt and Dr. DeLuca have been nominated for and have agreed to stand for re-election as Class I directors, and John A. Deane has been nominated as a new Class I director. At Mr. Feinstein's request, he has not been nominated for re-election to the Board because of other obligations and commitments but not as a result of any disagreement with the Company. The Class I directors will serve a term of three years and until his or her successor is duly elected and qualified or until his or her death, resignation or removal, whichever is earliest to occur. The three nominees for director with the highest number of affirmative votes will be elected as Class I directors. Unless you otherwise instruct, proxies will be voted for election of the nominees listed above as director nominees. The Company has no reason to believe that any nominee will be unable to serve, but in the event that a nominee is unwilling or unable to serve as a director and the Board does not, in that event, choose to reduce the size of the Board, the persons voting the proxy may vote for the election of another person in accordance with their judgment.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE ABOVE-NAMED NOMINEES FOR CLASS I DIRECTORS.

The following table sets forth the name, age (as of April 8, 2019) and position of individuals who currently serve or have been nominated to serve as a director of Surgery Partners, Inc.

Name	Age	Position
Adam T. Feinstein (1)	47	Class I Director
John A. Deane	57	Class I Director Nominee
Teresa DeLuca, M.D.	53	Class I Director
Wayne S. DeVeydt	49	Class I Director; Chief Executive Officer
Brent Turner	53	Class II Director
T. Devin O'Reilly	44	Class II Director; Chairman
Andrew T. Kaplan	34	Class III Director
Clifford G. Adlerz	65	Class III Director
(1)     Mr. Feinstein's term expires at the 2019 annual meeting of stockholders. At Mr. Feinstein's request, he has not been nominated for re-election to the Board because of other obligations and commitments but not as a result of any disagreement with the Company.
Information concerning our nominees and directors, except for Mr. Feinstein, is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the board of directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.
Class I Director Nominees for Election
John A. Deane is being nominated to serve as a Class I director of Surgery Partners with such service starting immediately following the annual meeting, if he is elected. Mr. Deane co-founded the John and Natasha Deane Foundation in 2018. Mr. Deane served as the Chairman of the Advisory Board Company from December 2009 until April 2018. Prior to joining the Advisory Board Company, he was the Founder and Chief Executive Officer of Southwind Health Partners, LLC, a start-up health care business focused on providing management services for hospital and health system sponsored medical groups, from October 1998 until December 2009. Mr. Deane holds a B.A. in Political Science and a M.P.A from American

University. Our Board believes that Mr. Deane is qualified to serve as a director based on, among other things, his more than thirty years’ experience as both an executive and consultant in the healthcare industry.
Teresa DeLuca, M.D. has served as director of Surgery Partners since September 2016. Dr. DeLuca has served as a Managing Director at Columbia University's NY Life Science Venture Fund since January 2018. She previously served as Assistant Clinical professor of psychiatry at the Icahn School of Medicine at Mount Sinai in New York City from 2014 to 2017 and as the Chief Medical Officer of Magellan Pharmacy Solutions at Magellan Health from 2012 to 2014. Prior to that, she served as SVP of Pharmacy Health Solutions at Humana, VP of Clinical Sales Solutions & National Medical Director at Walgreen Co., and VP of Personalized Medicine as well as VP of Medical Policy & Clinical Quality at Medco. Prior to taking on these executive leadership roles, Dr. DeLuca was a Senior Director of Global Product Development Services at PRA International and a Senior Medical Scientist at GlaxoSmithKline. Since May 2018, Dr. DeLuca has served as a director at North Bud Farms, Inc., a pharmaceutical company. Dr. DeLuca received her M.B.A. from Drexel University and her residency (M.D.) from Jefferson Medical College of Thomas Jefferson University. Our Board believes that Dr. DeLuca is qualified to serve as a director based on, among other things, her healthcare knowledge, experience and skills gained from previously serving as a Chief Medical Officer.
Wayne S. DeVeydt has served as Chief Executive Officer and director of Surgery Partners since January 2018. From January 2017 until January 2018, Mr. DeVeydt served as a Senior Advisor to the Global Healthcare division of Bain Capital Private Equity, LP, the investment advisor of BCPE Seminole Holdings LP, the Company's controlling stockholder. From May 2007 to May 2016, Mr. DeVeydt served as Executive Vice President and Chief Financial Officer of Anthem, Inc., a health insurance company. From March 2005 to May 2007, he served as Anthem's Senior Vice President and Chief Accounting Officer and for a portion of that time, he also served as Chief of Staff to the Chairman and Chief Executive Officer. Prior to joining Anthem, Mr. DeVeydt served as an audit partner at PricewaterhouseCoopers LLP, focused on companies in the national managed care and insurance industries. Since March 2016, Mr. DeVeydt has served as a director of NiSource Inc., a utilities company. Mr. DeVeydt is also on the board of directors of Grupo Notre Dame Intermedica and previously served as a director of Myovant Sciences Ltd, a biopharmaceutical company. Mr. DeVeydt received his B.S. in Business Administration from the University of Missouri in St. Louis. Our Board believes that Mr. DeVeydt is qualified to serve as a director based on his service as our Chief Executive Officer and his prior experience serving as an executive in the healthcare industry.
Directors Continuing in Office
Class II Directors. The following directors have terms ending in 2020:
Brent Turner has served as director of Surgery Partners since December 2015. Mr. Turner served as the President of Acadia Healthcare Company Inc. from April 2012 until March 2019. Mr. Turner joined Acadia in February 2011 as a Co-President. Prior to joining Acadia, Mr. Turner served as the Executive Vice President, Finance and Administration of Psychiatric Solutions, Inc. from August 2005 to November 2010 and prior to that, as the Vice President, Treasurer and Investor Relations and as a Division President. Mr. Turner currently serves on the Board of Directors of LHC Group, Inc. (Nasdaq: LHCG) and previously served on the Board of Trustees of the National Association of Behavioral Healthcare ("NABH"), including as Chairman in 2018 and 2009. Mr. Turner holds a B.A. in Economics from Vanderbilt University and an M.B.A. from the Vanderbilt Owen Graduate School of Management. Our Board believes that Mr. Turner is qualified to serve as a director based on, among other things, his experience as an executive in the healthcare industry, his service as a board member of other publicly traded companies and his financial knowledge.
T. Devin O'Reilly has served as Director and Chairman of the Board of Surgery Partners since August 2017. Mr. O'Reilly joined Bain Capital Private Equity in 2005 and has served as a Managing Director since 2013. Prior to joining Bain Capital Private Equity, Mr. O'Reilly was a consultant at Bain & Company where he consulted for private equity and healthcare industry. Mr. O'Reilly has served as a director of Atento S.A. and Grupo Notre Dame Intermedica since 2014, and Aveanna Healthcare since 2017. He previously served as a director of Bio Products Laboratory and as a director of Brakes Bros. Mr.

O'Reilly holds a B.A. from Princeton University and an M.B.A. from The Wharton School at the University of Pennsylvania. Our Board believes that Mr. O’Reilly is qualified to serve as a director based on, among other things, his experience providing consulting services to healthcare companies.
Class III Directors. The following directors have terms ending in 2021:
Clifford G. Adlerz has served as director of Surgery Partners since October 2017 and as a Consultant to Surgery Partners since February 2018. Mr. Adlerz previously served as Interim Chief Executive Officer of Surgery Partners from September 2017 until January 2018. Before his time at Surgery Partners, Mr. Adlerz held several management roles at Symbion, Inc., a large multi-specialty provider of ambulatory surgery centers and hospitals, including as President from May 2002 until Symbion was acquired by Surgery Partners in November 2014. Prior to joining Symbion, Mr. Adlerz served as Division Vice President of HCA, a healthcare facilities operator, as well as Regional Vice President of Midsouth HealthTrust. Mr. Adlerz previously served as a director for the National Ambulatory Surgery Center Association and was part of the leadership group for ASC Quality Collaboration. Mr. Adlerz holds a B.A. in Business and an M.B.A. from the University of Florida. Our Board believes that Mr. Adlerz is qualified to serve as a director based on, among other things, his experience with the Company and its predecessor as well as in the healthcare industry generally and his general business and financial acumen.
Andrew T. Kaplan has served as director of Surgery Partners since August 2018. Mr. Kaplan joined Bain Capital Private Equity in 2009. Prior to joining Bain Capital Private Equity, Mr. Kaplan was an investment banker with Goldman Sachs. He also co-founded EngagedHealth, LLC, a post-hospitalization service for chronically ill, low income patients aiming to improve outcomes, reduce readmissions, and save costs. Mr. Kaplan has served on the Board of Directors for QuVa Pharma, Inc., since 2015 and BVO Holdings, LLC, since 2018. Mr. Kaplan holds a B.S. in Economics from The Wharton School at the University of Pennsylvania and an M.B.A from Harvard Business School. Our Board believes that Mr. Kaplan is qualified to serve as a director based on, among other things, his experience in co-founding a healthcare company and his general financial experience.

CORPORATE GOVERNANCE
Our Board currently consists of seven directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The division of the three classes and their respective election dates are as follows:
•the Class I directors' term will expire at the annual meeting of stockholders to be held in 2022;
•the Class II directors' term will expire at the annual meeting of stockholders to be held in 2020; and
•the Class III directors' term will expire at the annual meeting of stockholders to be held in 2021.
 Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Our charter provides that directors will be elected at the annual meeting of the stockholders and each director elected will hold office until his successor is elected and qualified. The size of the Board shall be determined by, and vacancies and newly created directorships on the Board shall be filled by, either the affirmative vote of holders of a majority of our then outstanding capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock") or the vote of a majority of the directors then on the Board. However, on or after the date (the "Trigger Date") that the investment funds affiliated with Bain Capital Private Equity, LP ("Bain Capital Private Equity") and their successors, transferees and affiliates cease collectively to beneficially own 50% or more of the then outstanding Voting Stock, (i) the size of the Board shall be determined exclusively by a majority of the directors then in office and (ii) vacancies and newly created directorships on the Board shall be filled exclusively by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, except in each case, that any vacancy created by the removal of a director by the stockholders for cause shall only be filled, in addition to any other vote otherwise required by law, by vote of a majority of the then outstanding Voting Stock.
Additionally, the Certificate of Designations, which governs our preferred stock, provides that, on or following the Trigger Date (as defined in our charter), for so long as investment funds affiliated with Bain Capital Private Equity or their respective successors, transferees and affiliates (collectively, the ''Sponsor Entities'') continue to hold fifty percent (50%) or more of the shares of preferred stock acquired in the sale and issuance of 310,000 shares of the Company's preferred stock to Bain Capital Private Equity, at a purchase price of $1,000 per share in cash (the "Preferred Private Placement") (subject to adjustment as set forth in the Certificate of Designations), the holders of at least a majority of the then-outstanding shares of preferred stock held by the Sponsor Entities, voting as a separate class, shall be entitled to elect two (2) directors to the Board. For so long as the Sponsor Entities continue to own more than 25% but less than 50% of the of the shares of preferred stock acquired in the Preferred Private Placement (subject to adjustment as set forth in the Certificate of Designations), the holders of at least a majority of the then-outstanding shares of preferred stock held by the Sponsor Entities, voting as a separate class, shall be entitled to elect one (1) director to the Board.

Director Independence
The listing standards of The Nasdaq Stock Market LLC ("Nasdaq") requires that listed companies that are not "controlled companies" have a majority of independent directors, that compensation committees of listed companies be comprised entirely of independent directors and that nominating committees of listed companies be comprised entirely of independent directors. We are a "controlled company" under Nasdaq corporate governance standards. As a "controlled company," we may elect to not comply with certain governance requirements, including the requirements to (i) have a majority of independent directors, (ii) maintain a compensation committee composed entirely of independent directors and (iii) maintain a corporate governance and nominating committee composed of independent directors or have the responsibilities that would otherwise be undertaken by a corporate governance and nominating committee undertaken solely by the independent directors of the board of directors. We currently avail ourselves of these available exemptions.

Accordingly, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements and the ability of our independent directors to influence our business policies and affairs may be reduced. When we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in Nasdaq rules.
The Board has reviewed the independence of our directors based on the corporate governance standards of Nasdaq. Based on this review, the Board determined that each of Brent Turner, Teresa DeLuca and Adam T. Feinstein and John A. Deane (our new nominee to serve as a Class I director) is independent within the meaning of the corporate governance standards of Nasdaq. In making this determination, our Board considered the relationships that each of these non-employee directors has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. As required under applicable Nasdaq rules, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.
These exemptions do not modify the independence requirements for our Audit Committee, and we comply with the applicable requirements of the Sarbanes-Oxley Act and Nasdaq rules with respect to our Audit Committee. See "Committees of the Board - Audit Committee."

Board Leadership Structure
Our bylaws provide maximum flexibility to the Board in choosing a Chairman of the Board and a Chief Executive Officer. The bylaws provide that such offices may be held by different people or the same person, as determined by the Board. This flexibility allows the Board to determine whether it is in the best interest of the Company and our stockholders to combine the roles of Chief Executive Officer and Chairman of the Board in the same person. The roles of Chief Executive Officer and Chairman of the Board are currently separate. T. Devin O'Reilly, a non-management director, was appointed by the Board to serve as the Chairman of the Board in August 2017.

Selection of New Directors
Subject to the rights of the Sponsor Entities described above, the Board is responsible for selecting its own members for election by the stockholders with direct input from the Chief Executive Officer. It is the opinion of the Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company's stakeholders. The Board believes that each director should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company's business. In addition, it believes that there are certain attributes that every director should possess, as reflected in its membership criteria. Accordingly, the Board considers the qualifications of directors and director candidates individually and in the broader context of its overall composition and the Company's current and future needs. Among other things, the Board has determined that it is important to have directors with the following skills and experiences: leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others; knowledge of the Company's industry, particularly physician and patient relations, which is relevant to understanding the Company's business and strategy; operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company's business strategy and operating plan; risk management experience, which is relevant to oversight of the risks facing the Company's business; financial/accounting experience, particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating the Company's capital structure, financial statements and reporting requirements; and strategic planning experience, which is relevant to the Board's review of the Company's strategies and monitoring their implementation and results.
The Board also requires that each director be able to dedicate sufficient time to ensure the diligent performance of his or her duties on the Company's behalf, including attending all Board and applicable committee meetings. In general, the Board does not have a policy limiting the number of other public company boards of directors upon which a director may sit. However, the Board shall consider the number of other boards of directors (or comparable governing bodies), particularly with respect to public companies, on which a prospective nominee is a member. Although the Board does not impose a limit on outside directorships, it does recognize the substantial time commitments attendant to membership on the Board and expects that directors devote all such time as is necessary to fulfill their accompanying responsibilities, both in terms of preparation for, and attendance and participation at, meetings.

Board Meeting Attendance
Under our Corporate Governance Guidelines, directors are expected to attend all Board meetings and meetings of the committees of the Board on which they serve, as well as annual meetings of stockholders. During 2018, there were four meetings of our Board. No current director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of committees of the Board for the period during which the director served on the Board or such committee in 2018. All directors who served on the Board at the time of the 2018 annual meeting of stockholders except for Messrs. Kaplan, Turner and Feinstein attended such meeting.

Board’s Role in Risk Oversight
Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board, primarily through its Audit Committee, oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value.

Committees of the Board
We have an Audit Committee and a Compensation Committee with the composition and responsibilities described below. Each committee operates under a charter that is approved by our Board. The members of each committee are appointed by the Board and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.
Because we avail ourselves of certain exceptions applicable to "controlled companies" under Nasdaq rules, some responsibilities that would otherwise be undertaken by a nominating committee or solely by a majority of independent directors of the board of directors will be undertaken by the full board of directors, or, at its discretion, by a special committee established under the direction of the full board of directors. The controlled company exception does not modify the independence requirements for our Audit Committee and we comply with the audit committee requirements of the Sarbanes-Oxley Act and the rules of Nasdaq.

Audit Committee
We have a separately standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is set forth in the Audit Committee charter. The Audit Committee's primary duties and responsibilities are to:

•	Appoint or replace, compensate and oversee the Company's independent auditor.

•
Assist the Board with its oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditor's qualifications and independence and the performance of the Company's internal audit function and the independent auditor; and.

•	Prepare the report for inclusion in the Company's annual Proxy Statement as required by the rules of the SEC.
The Audit Committee is responsible for the appointment, compensation, retention, oversight and replacement, if necessary, of the Company's independent auditor. The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the Company's annual audited and quarterly unaudited financial statements and the disclosures under the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual and quarterly reports filed with the SEC, including disclosures of critical accounting policies therein. The Audit Committee also reviews and approves all related party transactions in accordance with Company policy and reviews matters related to the Company's related party transaction policy and the Company's system of internal control, its financial and critical accounting practices, and policies relating to risk assessment and management.
The Audit Committee currently consists of Brent Turner, Teresa DeLuca and Adam T. Feinstein. Mr. Feinstein is both an independent director and an "audit committee financial expert" within the meaning of Item 407 of Regulation S-K, and serves as chair of the Audit Committee. In addition, Mr. Turner and Dr. DeLuca are also independent directors within the meaning of Item 407 of Regulation S-K. The Audit Committee met five times in 2018. A copy of the Audit Committee charter, which satisfies the applicable standards of the SEC and Nasdaq, is available on the "Investors - Highlights" page of our website at www.surgerypartners.com.
Mr. Feinstein’s term expires at the 2019 annual meeting of stockholders. The Board anticipates that Mr. Deane will be appointed to the Audit Committee following the election of Class I directors at the 2019 annual meeting of stockholders. Additionally, the Board will appoint a new chair of the Audit Committee at its annual meeting.

Compensation Committee
The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs. Our Board has adopted a written charter under which the Compensation Committee operates, which satisfies the applicable standards of the SEC and Nasdaq. A copy of the Compensation Committee charter is available on the "Investors - Highlights" page of our website at www.surgerypartners.com. The Compensation Committee annually reviews and assesses the adequacy of its charter.
The Compensation Committee's primary duties and responsibilities are to:

•
Review and approve corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer (the "CEO") and the officers of the Company who report directly to the CEO and all officers who are "insiders" subject to Section 16 of the Exchange Act (collectively, the "Senior Officers"), evaluate the performance of the CEO and other Senior Officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve, or recommend to the Board for approval, the compensation levels for the CEO and other Senior Officers based on this evaluation, with the deliberations and voting on the CEO's compensation to be conducted without the CEO present;

•	Make recommendations to the Board about the compensation of non-employee directors;

•
Review and administer the Company's equity-based compensation plans, management incentive compensation plans and deferred compensation plans and make recommendations to the Board about amendments to such plans and the adoption of any new compensation plans;

•	Recommend to the Board any ownership guidelines for the Senior Officers, other executives and non-employee directors, and periodically assess these guidelines and recommend revisions as appropriate;

•	Review and establish the Company's overall management compensation and benefits philosophy and policies;

•	Produce a Compensation Committee report on executive compensation for inclusion in the Company's annual Proxy Statement in accordance with SEC proxy and disclosure rules;

•	Review and approve all Senior Officer employment contracts and other compensatory, severance and change-in-control arrangements for current and former Senior Officers;

•	Establish and review periodically policies and procedures with respect to perquisites;

•
Review the Company's incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate any such risk;

•	Review and assess the adequacy of the committee's charter and submit any changes to the Board for approval on an annual basis;

•	Maintain minutes of the committee's meetings and report its actions and any recommendations to the Board on a periodic basis; and

•
Annually perform, or participate in, an evaluation of the performance of the committee against the requirements of this Compensation Committee charter, the results of which shall be presented to the Board.

As long as we are a controlled company, we are not required by Nasdaq rules to maintain a compensation committee comprised of independent directors. As of the date of this Proxy Statement, our Compensation Committee consisted of Brent Turner (chair) and Adam T. Feinstein each of whom is independent under Nasdaq rules and T. Devin O'Reilly and Andrew T. Kaplan. The Compensation Committee met three times during 2018.
Mr. Feinstein’s term expires at the 2019 annual meeting of stockholders. The Board anticipates that Mr. Deane will be appointed to the Compensation Committee following the election of Class I directors at the 2019 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee is or has at any time during the past year been an officer or employee of ours or any of our subsidiaries. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. Our CEO has participated in discussions related to compensation of certain of our executive officers, but has not participated in any discussions regarding his own compensation. We have also retained a compensation consultant since our initial public offering to review the compensation of executive officers at peer group companies and assist in benchmarking appropriate compensation of our executive officers on a forward-looking basis.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution on the compensation of Surgery Partners' executive officers who are named in the Summary Compensation Table appearing in this Proxy Statement (our "named executive officers" or "NEOs"). The compensation of our named executive officers is described in the "Compensation Discussion and Analysis" and "Executive Compensation" sections of this Proxy Statement.
The compensation program for our named executive officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Surgery Partners and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in "Compensation Discussion and Analysis" achieve these goals.
This advisory resolution, commonly referred to as a "Say-On-Pay" resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Surgery Partners' stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Surgery Partners' compensation policies and practices and (ii) making future compensation decisions for our named executive officers.
We are requesting your non-binding vote on the following resolution:
"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2019 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the "Compensation Discussion and Analysis" and "Executive Compensation" sections and the other related tables and disclosure."
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS

Name	Age	Position
Wayne S. DeVeydt	49	Chief Executive Officer and Class I Director
Thomas F. Cowhey	46	Executive Vice President and Chief Financial Officer
Jennifer B. Baldock	48	Executive Vice President and Chief Legal Officer
J. Eric Evans	41	Executive Vice President and Chief Operating Officer
Angela Justice, Ph.D.	46	Executive Vice President and Chief Human Resources Officer
Carollee Brinkman	46	President, National Group
George M. Goodwin	58	President, American Group
Brandon Lingle	36	President, Ancillary Services
Anthony W. Taparo	53	President, Atlantic Group
Wayne S. DeVeydt has served as Chief Executive Officer and director of Surgery Partners since January 2018. Mr. DeVeydt’s biography is included elsewhere in this Proxy Statement under the heading "Proposal No. 1: Election of Directors - Class I Director Nominees for Election."
Thomas F. Cowhey has served as our Chief Financial Officer since April 2018. Previously, Mr. Cowhey held various financial management roles at Aetna, Inc., including financial oversight for various business operations, corporate development, investor relations and treasury. From 2016 to 2018, he served as the Chief Financial Officer of Aetna's Institution Business portfolio, including Aetna's health plan businesses. During 2016, he served as Chief Financial Officer of Aetna's Consumer Health & Services portfolio, and from 2010 to 2016, Mr. Cowhey served as Vice President of Investor Relations and Business Development. Prior to his time at Aetna, Mr. Cowhey held a variety of investment banking roles. Mr. Cowhey received his B.S. degree in economics from Wesleyan University and an M.B.A. degree from Duke University.
Jennifer B. Baldock has served as our Executive Vice President and Chief Legal Officer since May 2018. Previously, Ms. Baldock served as our Senior Vice President, Secretary and General Counsel of Surgery Center Holdings, Inc. since our acquisition of Symbion Holdings Corporation in November 2014 and as Vice President, Secretary and General Counsel of Surgery Partners, Inc. since April 2015. In addition, Ms. Baldock previously served as General Counsel and Chief Compliance Officer of Symbion Holdings Corporation and Symbion, Inc. Prior to joining Symbion in 2010, she served as Assistant General Counsel for both Ambulatory Services of America and Renal Care Group. Prior to that, Ms. Baldock practiced law with Waller Lansden Dortch and Davis in Nashville, Tennessee, concentrating in corporate law with an emphasis on healthcare mergers and acquisitions. She is also a Certified Public Accountant (inactive). Ms. Baldock holds a B.A. in Economics and Accounting from Lipscomb University and a J.D. from the University of Alabama.
J. Eric Evans became our Executive Vice President and Chief Operating Officer on April 1, 2019. Mr. Evans previously served as President of Hospital Operations of Tenet Healthcare Corporation and prior to that as chief executive officer of Tenet Healthcare Corporation’s former Texas region from April 2015 to March 2016 and as market chief executive officer of The Hospitals of Providence (formerly known as the Sierra Providence Health Network) in El Paso from September 2012 to April 2015. Additionally, from 2004 until 2012, Mr. Evans held various positions with Tenet Healthcare Corporation’s former Dallas-area Lake Pointe Health Network including chief executive officer, chief operating officer and director of business development. Mr. Evans holds a bachelor’s degree in industrial management from Purdue University and an M.B.A. from Harvard Business School. He is also a fellow in the American College of Healthcare Executives.
Angela Justice, Ph.D. has served as our Chief Human Resources Officer since March 2018. Previously, Dr. Justice served as Chief Learning Officer at Biogen, Inc., an American multinational biotechnology company based in Cambridge, Massachusetts from April 2105 to February 2018. She assumed a variety of responsibilities in her role including creating and leading a centralized learning organization supporting 14,000 people across all departments and geographies, spearheading the implementation of a learning technology system that was considered one of Biogen's largest and most successful IT projects, and making learning a competitive force with measurable business impact. She also served as senior director of Global Medical Affairs for Biogen from July 2012 to April 2015, and was an active member of the Human Resources

Leadership Team. Dr. Justice received her B.S. from Minnesota State University at Mankato and her Ph.D. from the University of Chicago.
Carollee Brinkman has served as our National Group President since September 2018. Previously, Ms. Brinkman served as Senior Vice President of National Group since our acquisition of National Surgical Healthcare in August 2017. Ms. Brinkman joined National Surgical Healthcare in 2005 as Vice President of Operations after having served as a hospital Chief Executive Officer and Physician Practice Consultant. Ms. Brinkman holds a B.A. from Concordia College.
George M. Goodwin has served as our American Group President since our acquisition of Symbion in November 2014. Previously, Mr. Goodwin served as President of Symbion's American Group since 2013 and also served as Vice President of Mergers and Acquisitions and Senior Vice President and Chief Development Officer. Prior to joining Symbion, Mr. Goodwin served as President and Chief Executive Officer of American Pathology Resources. Mr. Goodwin holds a B.S. in accounting from the University of Alabama.
Brandon Lingle has served as our Ancillary Services Group President since January 2018. Previously, Mr. Lingle served as Senior Vice President of Corporate Services since September 2016. Since joining the Company in 2013, he has also held roles as Vice President of Corporate Operations from December 2014 to September 2016 and Director of Operations from January 2013 to December 2014. Prior to Surgery Partners, he worked for Jefferies & Company in the global healthcare team and completed the Graduate Talent Program at UBS. Mr. Lingle holds a B.A. in economics from Bucknell University and an MBA from the University of North Carolina at Chapel Hill.
Anthony W. Taparo has served as our Atlantic Group President since our acquisition of Symbion in November 2014. Previously, Mr. Taparo had served as President of Symbion's Atlantic Group since 2006 and as Regional Vice President for Symbion from 1999 to 2006. Prior to joining Symbion, Mr. Taparo served as Chief Operating Officer of Columbia Physician Services. Mr. Taparo holds a B.A in accounting from Indiana State University.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis ("CD&A") is designed to provide an overview of our compensation philosophy and objectives, our compensation programs, and our decision making processes as they relate to our named executive officers for the year ended December 31, 2018.
This discussion is intended to, among other things, help our stockholders understand the information provided in the compensation tables included in this Proxy Statement, and to put that information in the context of our overall compensation program for our NEOs.
Pursuant to SEC rules, our NEOs for 2018 were:

Named Executive Officer	Title
Wayne S. DeVeydt	Chief Executive Officer
Clifford G. Adlerz (1)	Former Interim Chief Executive Officer
Thomas F. Cowhey	Executive Vice President and Chief Financial Officer
R. David Kretschmer	Former Executive Vice President, Interim Chief Financial Officer and Chief Strategy and Transformation Officer
Teresa F. Sparks (1)	Former Executive Vice President and Chief Financial Officer
Jennifer B. Baldock	Executive Vice President and Chief Legal Officer
George M. Goodwin	President, American Group
Angela Justice, Ph.D.	Executive Vice President and Chief Human Resources Officer
Dennis R. Dean (2)	Former Senior Vice President and Corporate Controller
Bryan S. Fisher (3)	Former Executive Vice President and Chief Operating Officer, National Group

(1)
Mr. Adlerz and Ms. Sparks are included as NEOs and in the executive compensation tables included in this Proxy Statement because each served as a principal executive officer and principal financial officer, respectively, during 2018. However, as discussed in more detail below under the heading "Leadership Changes," each served for only a short period in January 2018 and, therefore, the discussion in this CD&A is focused on and most applicable to the other NEOs serving in 2018.

(2)	Mr. Dean served as our Senior Vice President and Corporate Controller until August 10, 2018.

(3)	Mr. Fisher served as our Executive Vice President and Chief Operating Officer, National Group until September 1, 2018.
Leadership Changes
The Board made several key changes with respect to the Company’s executive leadership team in 2018.
Appointment and Resignation of Clifford G. Adlerz, our former Interim Chief Executive Officer
Clifford G. Adlerz served as our interim Chief Executive Officer from September 7, 2017 to January 4, 2018. In connection with his appointment as interim Chief Executive Officer, we entered into an employment agreement with Mr. Adlerz, pursuant to which he received an annual base salary of $550,000, subject to adjustment at the discretion of our Compensation Committee, and was eligible to earn an annual bonus with a target amount equal to $350,000. Mr. Adlerz was eligible to participate in the Company's employee benefit programs for which employees of the Company are generally eligible, subject to the eligibility and participation requirements thereof. Upon his termination of employment, Mr. Adlerz was entitled to receive (i) his base salary through the date of termination, and (ii) except if terminated by the Company for "cause" (as defined in his employment agreement), a pro-rated annual bonus based on actual achievement of any applicable performance goals for the period in which Mr. Adlerz's employment ended. Mr. Adlerz resigned from his position as interim Chief Executive Officer of the Company effective January 4, 2018 and remains a member of our Board. In connection with Mr. Adlerz's resignation, we entered into a consulting services agreement with Mr. Adlerz, pursuant to which he provided services as a senior advisor to the Company and its subsidiaries for one year following his resignation in exchange for a consulting fee of $400,000, paid in equal monthly installments, and an option to purchase 10,000 shares of common stock.
Appointment of Wayne S. DeVeydt, our Chief Executive Officer
On January 4, 2018, Wayne S. DeVeydt was appointed to serve as our Chief Executive Officer and to serve on our Board. Mr. DeVeydt succeeded Mr. Adlerz, our former interim Chief Executive Officer. Under his employment agreement, Mr. DeVeydt receives an annual base salary of $1,250,000, which is subject to adjustment at the discretion of our Compensation Committee, and is eligible to receive an annual bonus with a target amount equal to 70% of his base salary. Mr. DeVeydt is eligible to participate in the Company's employee benefit programs for which senior executives of the Company are generally eligible, subject to the eligibility and participation requirements thereof. Mr. DeVeydt was granted the following equity awards in connection with his commencement of employment: (1) a restricted stock award of 96,899 shares of common stock, which award will vest as to one-third of the award on each of the first three anniversaries of the date of grant, generally subject to continued employment on each vesting date; (2) an option to purchase 700,000 shares of common stock, fifty percent (50%) of which will vest in five equal annual installments on each of the first five anniversaries of the date of grant, generally subject to continued employment on each vesting date (the "time condition"), and the remaining fifty percent (50%) of which will vest based on satisfaction of the time condition and the achievement by the Company of an average closing price of a share of common stock on the Nasdaq Stock Market at certain performance thresholds, as further described in the award agreement; and (3) an award of leveraged performance units with a target number of units equal to 59,206 shares of common stock, which were subsequently exchanged for options, as described further under "- Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Leveraged Performance Units" below. Mr. DeVeydt is entitled to benefits upon certain terminations of employment, as described in "Executive Compensation - Potential Payments upon Termination or Change in Control" below. In determining the compensation for Mr. DeVeydt, the Compensation Committee reviewed market data provided by FW Cook from our peer group.
In addition, on December 16, 2018, the Compensation Committee approved a grant to Mr. DeVeydt of a stock-settled stock appreciation right award (the "SAR Award") in respect of 200,000 shares of common stock, pursuant to the Omnibus Incentive Plan and the award agreement under which the SAR Award was granted. On the same date, the Compensation Committee canceled a portion of the 700,000 non-qualified stock option award granted to Mr. DeVeydt on January 4, 2018 (as described above), representing 200,000 shares of common stock. The SAR Award had a base price of $12.90, which was equal to the exercise price of the canceled stock option, and will otherwise track the terms of the canceled option. Fifty percent (50%) of the SAR Award vests in five equal annual installments on each of the first five anniversaries of Mr. DeVeydt’s employment commencement date of January 4, 2018 (the "time condition"), generally subject to continued employment on each vesting date. Twenty-five percent (25%) of the SAR Award vests based on satisfaction of the time condition and the achievement by the Company of an average closing price of a share of common stock on the Nasdaq Stock Market of $25.00 over a period of 60 consecutive trading days, and twenty-five percent (25%) of the SAR Award vests based on satisfaction of the time condition and the achievement by the Company of an average closing price of a share of common stock on the Nasdaq Stock Market of $35.00 over a period of 60 consecutive trading days, in each case, generally subject to continued employment on each vesting date. The time condition of the SAR Award will automatically become satisfied upon a termination of Mr. DeVeydt’s employment by the Company without "Cause" or resignation by Mr. DeVeydt for "Good Reason" (as such terms are defined in Mr. DeVeydt’s employment agreement with the Company), in either case within 90 days prior to and 18 months following a change in control. Pursuant to Mr. DeVeydt’s employment agreement with the Company, the time condition of the SAR Award will automatically become satisfied upon a change of control if the award is not assumed, continued, or substituted for a new award by an acquiror or survivor (or, in either case, an affiliate thereof). For a description of the payments and benefits Mr. DeVeydt was entitled to receive in connection with his resignation from employment, see "Executive Compensation - Potential Payments upon Termination or Change in Control" below.

Resignation of Teresa Sparks, our former Executive Vice President and Chief Financial Officer
Ms. Sparks stepped down from her position as Executive Vice President and Chief Financial Officer on January 25, 2018. In connection with her resignation, Ms. Sparks entered into a separation and consulting services agreement (the "Sparks Separation and Consulting Agreement"), pursuant to which she received severance and other benefits, as well as accelerated vesting of certain outstanding equity awards, as further described below in "Executive Compensation - Potential Payments upon Termination or Change in Control." In addition, pursuant to the Sparks Separation and Consulting Agreement, Ms. Sparks was required to provide certain consulting services to the Company and its subsidiaries for a period of six (6) months following her resignation in exchange for an aggregate consulting fee of $225,000, payable in a lump sum no later than thirty (30) days following her resignation.
Compensation Arrangements with R. David Kretschmer, our former Executive Vice President, Interim Chief Financial Officer and Chief Strategy and Transformation Officer
On January 25, 2018, we entered into an employment agreement with David Kretschmer. After the resignation of Ms. Sparks, Mr. Kretschmer, served as our interim Chief Financial Officer until April 2, 2018, when Thomas F. Cowhey assumed the role of Chief Financial Officer. Additionally, Mr. Kretschmer served as our Chief Strategy and Transformation Officer until his retirement on March 31, 2019. Under his employment agreement, Mr. Kretschmer was entitled to receive an annual base salary of $450,000, subject to adjustment at the discretion of our Compensation Committee, and was eligible to receive an annual cash bonus based on achievement of certain performance goals with a target amount equal to 60% of his base salary. Mr. Kretschmer also received a conditional cash award equal to $270,000, retention of which was contingent upon his continuous employment with the Company for a minimum of two years. The amount of the conditional cash award is based on a portion of his bonus that was forfeited in connection with his termination of employment with his previous employer. The employment agreement entitled Mr. Kretschmer to participate in Company employee benefit programs for which senior executives of the Company are generally eligible, subject to the eligibility and participation requirements thereof. Mr. Kretschmer was granted the following equity awards in connection with his commencement of employment: (1) a restricted stock award of 34,364 shares of common stock; and (2) an award of leveraged performance units with a target number of units equal to 23,682 shares of common stock, both of which vested as set forth below. Upon the effectiveness of Mr. Kretschmer’s retirement on March 31, 2019, and in recognition of his service to the Company, the Board agreed to award Mr. Kretschmer with a retirement package consisting of (i) payments equivalent to what he would have received if he were terminated without "Cause" (as such payments are set forth in Mr. Kretschmer’s Employment Agreement), including the $270,000 retention cash award, and (ii) the immediate vesting of all his outstanding, unvested restricted stock awards, as further described below in "Executive Compensation - Potential Payments upon Termination or Change in Control."
Appointment of Thomas F. Cowhey, our Executive Vice President and Chief Financial Officer
Thomas F. Cowhey was appointed to serve as our Executive Vice President and Chief Financial Officer, effective April 2, 2018. Under his employment agreement, Mr. Cowhey receives an annual base salary of $450,000, subject to adjustment at the discretion of the Board or our Compensation Committee, and is eligible to receive an annual bonus with a target amount equal to 75% of his base salary. Mr. Cowhey is eligible to participate in the Company's employee benefit programs for which senior executives of the Company are generally eligible, subject to the eligibility and participation requirements thereof. Mr. Cowhey was granted the following equity awards in connection with his commencement of employment: (1) a restricted stock award of 14,749 shares of common stock, which award will vest as to one-third of the award on each of the first three anniversaries of the date of grant, generally subject to continued employment on each vesting date; (2) an award of performance stock units with a target number of units equal to 14,749 shares of common stock, which award will become earned and vested, as applicable, as described further under "- Elements of Named Executive Officer Compensation - Long-Term Incentive Awards" below; and (3) an award of leveraged performance units with a target number of units equal to 29,603 shares of common stock, which were subsequently exchanged for options, as described further under "- Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Leveraged Performance Units" below. In determining the compensation for Mr. Cowhey, the Compensation Committee reviewed market data provided by FW Cook from our peer group.
Overview of 2018 Company Performance
The following summary of the Company's performance is intended to provide additional context for the Compensation Committee's evaluation of the Company's performance against its 2018 goals for compensation-related purposes. We ended 2018 and entered 2019 with strong momentum and continued confidence in the Company's growth potential.
Our NEOs were instrumental in helping us drive Company performance results in 2018, and in assessing our competitive position and shaping a plan that will best position us for continued growth in 2019 and beyond.
We present below key business highlights to assist our stockholders in understanding the compensation decisions made with respect to our NEOs that relate to 2018 performance. Key performance highlights from 2018 include:

•	Revenues increased 32.1% over 2017 to $1.8 billion.

•	Same-facility revenues increased 5.0% over 2017 to $1.8 billion.

•
Net loss attributable to common stockholders of $238.1 million inclusive of non-cash goodwill impairment and litigation charges of $74.4 million and $46.0 million, respectively, resulting in a net loss per share of $4.96.

•	Adjusted EBITDA increased 42.9% over 2017 to $234.8 million.
After taking into account the Company's overall performance for 2018 and the executives’ contributions to the Company, the Compensation Committee determined that the performance was sufficient to entitle the NEOs to payouts under the Company’s annual cash incentive plan (the "Cash Incentive Plan") and to earn the performance stock units ("PSUs") granted to the NEOs during 2018, as discussed in more detail below.
Overview of Our Executive Compensation Objectives and Pay for Performance Philosophy
Our executive compensation program reflects the Company's commitment to pay for performance and to align the interests of the Company's management with those of our stockholders. In addition, our executive compensation program is designed to encourage our executives to take actions that support the Company's short-term financial goals but that also ensure the Company's ability to sustain strong stockholder value creation over the long term, irrespective of annual performance variability.
Our long-term success is based on achieving key strategic, financial and operational goals each year. To drive achievement of and align focus with these goals, our executive compensation program is designed to:

•	Attract, retain and motivate talented executives with significant industry knowledge and the experience and leadership capability necessary for our corporate success.

•	Align the interests of our NEOs with those of our stockholders by delivering a substantial portion of each officer's compensation through incentives that drive long-term enterprise value.

•
Provide a strong link between pay and performance by weighting total direct compensation toward performance-based incentive compensation that promotes achievement of short-term performance with annual cash incentive awards and supports long-term business objectives with performance-based equity grants.

Compensation Policies and Practices
We maintain the following compensation policies and practices that reflect our pay-for-performance philosophy and support long-term stockholder value:

•
Well-Balanced Compensation Program. The structure of our executive compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based and at-risk compensation.

•	Capped Annual Incentive Award Opportunities. The value of our NEOs' incentive awards is determined by performance based on performance metrics that promote long-term stockholder value.

•
Performance-Based Long-Term Incentives. To align pay with performance, 50% of our long-term incentive awards for NEOs granted in 2018 were subject to vesting based on key financial performance objectives.

•
Multi-Year Vesting Periods. To enhance retention and alignment with stockholders' interests, our long-term incentive awards are comprised of time-based and performance-based equity awards that vest over multiple years.

•
Independent Decision Makers. Our Compensation Committee works closely with an independent compensation consultant to monitor trends and best practices in executive compensation and make appropriate adjustments to our program to promote alignment with the interests of our stockholders.

•
Competitive Compensation Program and Practices. The competitiveness of our executive compensation program is assessed by comparison to a group of peer companies that are comparable to us based on a variety of factors, including industry, revenue and market capitalization.

•
Double-Trigger Change in Control Benefits. Options and restricted stock grants are subject to "double-trigger" vesting in connection with a change in control (i.e. awards that are assumed or substituted in connection with a change in control and do not vest solely upon the change in control, but require a qualifying termination of employment following the change in control in order to become fully vested).

•	Limited Perquisites. We provide our NEOs with limited perquisites that are narrowly tailored to enhance our retention of talent over the long term.
Compensation Framework and Process
Role of the Compensation Committee in Compensation Decisions
Our Compensation Committee oversees our total compensation philosophy, compensation programs, equity incentive programs and benefit plans, and is responsible for reviewing and approving, or recommending that the Board approve, as applicable, all components of our executive compensation program. Our Compensation Committee reviews and recommends the compensation of our Chief Executive Officer. After considering the assessment and recommendation of the Chief Executive Officer, our Compensation Committee determines and approves compensation decisions relating to our other NEOs.
Role of the Independent Compensation Consultant
For 2018, our Compensation Committee retained Frederic W. Cook & Co., Inc. ("FW Cook"), an independent compensation consulting firm, to provide advice on executive compensation matters, including the types and levels of executive compensation and the competitiveness of our compensation programs as compared to our competitors for executive talent. FW Cook reports directly to our Compensation Committee and interacts with management at the Compensation Committee's direction. Our Compensation Committee and its chairperson have regular opportunities to meet with FW Cook in executive sessions without management present. The Compensation Committee considered the independence of FW Cook in light of current SEC rules and Nasdaq listing standards and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.
Role of our Chief Executive Officer
Our Chief Executive Officer annually reviews the performance of the other NEOs, after which the Chief Executive Officer presents his conclusions and recommendations to the Compensation Committee for approval. Our Compensation Committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate. The Chief Executive Officer may also work with the Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Compensation Committee's independent consultants and advisors.
Benchmarking
Our Compensation Committee reviews competitive data for comparable executive positions in the market. External market data is used by the Compensation Committee as a point of reference in its executive pay decisions in conjunction with financial and individual performance data. In considering the competitive environment, the Compensation Committee reviews compensation information disclosed by a peer group of comparably sized companies with which we compete for business and executive talent and information derived from published survey data that compares the elements of each executive officer's target total direct compensation to the market information for executives with similar roles. The Compensation Committee's independent compensation consultant compiles this information for the Compensation Committee and size-adjusts the published survey data to reflect our size in relation to the survey participants to more accurately reflect the scope of responsibility for each executive officer.
The Compensation Committee, in consultation with FW Cook, annually reviews and selects the peer companies, which generally consist of publicly-traded healthcare companies. The peer group companies selected for purposes of analyzing and determining the 2018 compensation of our executive officers, including our NEOs, were selected primarily based upon the following criteria: (i) similar business operations/industry/competitors for investor capital, (ii) comparable sales, market capitalization and profitability levels, and (iii) competitors for executive talent.
The Compensation Committee worked with FW Cook to evaluate our peer group and selected the following companies primarily based on similar healthcare companies with revenues between approximately 1/3 and 3 times our pro-forma sales estimate of $2 billion. For 2018, our peer group consisted of the following 10 companies:

Acadia Healthcare Company, Inc.	Civitas Solutions, Inc.	Mednax, Inc.
Amedisys, Inc.	Chemed Corporation	Quorum Health Corporation
Athenahealth, Inc.	LHC Group, Inc.	The Ensign Group, Inc.
Encompass Health (formerly HealthSouth Corporation)

Elements of Named Executive Officer Compensation
The following is a discussion of the primary elements of compensation for each of our NEOs, which consisted of the following:

Element	Description	Primary Objectives
Base Salary	● Fixed cash payments paid over the fiscal year	● Attract and retain key talent ● Provide competitive compensation ● Recognize experience and performance
Short-Term Incentives	● Performance-based annual cash incentives	● Promote and reward achievement of the Company's annual financial and strategic objectives
Long-Term Incentives	● Restricted stock ● Performance restricted stock units ● Leveraged performance stock units ● Non-qualified stock options	● Retain and motivate senior management over a multi-year vesting period ● Tie value earned to achievement of the Company's long-term goals
Retirement and Welfare Benefits	● 401(k) Plan ● Supplemental executive retirement plan ● Medical, dental, vision, life insurance and disability insurance	● Provide tax-efficient retirement savings ● Provide tax-efficient opportunity to supplement retirement savings ● Provide competitive health and welfare benefits
Perquisites	● Commuting expense reimbursements and cell phone allowance	● Provide competitive ancillary benefits
Severance Benefits	● Cash and non-cash payments and benefits upon an involuntary termination of employment	● Provide a level of protection in the event of an involuntary termination of employment
The Compensation Committee does not have a pre-established policy for the allocation between fixed compensation, such as base salary, and variable or "at risk" compensation, such as short-term cash and equity incentives. However, our Compensation Committee places a significant portion of total direct compensation for the NEOs at risk. At risk compensation under the Cash Incentive Plan incentivizes our NEOs to reach or exceed desired financial operating goals. Moreover, at risk equity compensation under the Omnibus Incentive Plan incentivizes our NEOs because the full benefit of equity-based compensation cannot be realized unless our NEOs are able to grow the value of our stock over several years.
Base Salary
It is a part of the Company's compensation philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable companies based on each employee's experience, performance and any other unique factors or qualifications. Generally, the Company has chosen to position cash compensation in a range around market median levels in order to remain competitive in attracting and retaining executive talent. FW Cook provides the Compensation Committee with benchmarking data, and our NEOs are provided with a base salary within the market benchmarked range based on their unique situation. Actual base salaries paid vary within a range based on performance over time. Our Compensation Committee reviews the base salaries of our NEOs on an annual basis, and takes into consideration the following factors when determining whether such amounts should be adjusted:

•	the executive's performance;

•	the performance of the Company;

•	the impact of the executive's performance on the individual businesses or corporate functions for which the executive is responsible;

•	the nature and importance of the executive's position and role within the Company;

•	the scope of the executive's responsibility;

•	the market data provided by the independent compensation consultant; and

•	the current compensation package in place for the executive, including the executive's current annual salary and potential bonus awards under the Company's bonus plan.
The annual base salaries for applicable NEOs for 2017 and 2018 were as follows:

Named Executive Officer	2017 Base Salary ($) (1)	2018 Base Salary ($)
Wayne S. DeVeydt	N/A	1,250,000
Thomas F. Cowhey	N/A	450,000
R. David Kretschmer (2)	N/A	450,000
Jennifer B. Baldock	400,000	400,000
George M. Goodwin	331,875	400,000
Angela Justice, Ph.D.	N/A	350,000
Dennis R. Dean (3)	365,000	365,000
Bryan S. Fisher (4)	475,088	475,088

(1)
Mr. DeVeydt, Mr. Cowhey and Dr. Justice were new to the Company in 2018 and each of their respective initial base salary was established in the applicable employment agreements. Each of Mr. Kretschmer, Mr. Goodwin and Mr. Fisher have been with the Company for longer periods but were not NEOs prior to 2018.

(2)	Mr. Kretschmer departed the Company on March 31, 2019.

(3)	Mr. Dean departed the Company on August 10, 2018.

(4)	Mr. Fisher departed the Company on September 1, 2018.
In March 2019, the Compensation Committee determined that 2019 base salaries for Messrs. DeVeydt, Cowhey and Goodwin and Ms. Baldock and Dr. Justice would remain at 2018 levels. The Compensation Committee believes that the current levels of base salary for the NEOs are competitive and reasonable compared to the peer group and survey benchmark data and will continue to review the salaries periodically.
Short-Term Incentive Awards
The Company maintains the Cash Incentive Plan under which our Compensation Committee determines annual cash incentives for the Company's key employees, including our NEOs, based on achievement of pre-established annual financial goals. We provide an annual cash award opportunity in order to tie a significant part of the overall compensation of each of our executive officers to short-term corporate goals and objectives. The Compensation Committee believes that our executive officers, as key members of the Company's leadership team, share responsibility for Company performance and achievement of these goals and objectives.
2018 Awards
The target bonus opportunity for each of our NEOs is based on a percentage of base salary, and established based on each NEO's respective level of management responsibility. For 2018, the target bonus opportunity for each of our eligible

NEOs, as a percentage of base salary, was as follows: Mr. DeVeydt - 70%, Mr. Cowhey - 75%, Mr. Kretschmer - 60%, Ms. Baldock - 50%, Mr. Goodwin - 50%, Dr. Justice - 50%, Mr. Dean - 30% and Mr. Fisher - 50%.
For 2018, the Compensation Committee determined that the financial goal for purposes of determining the annual cash awards payable to our NEOs would be based on Adjusted EBITDA. Our Compensation Committee established threshold, target, and maximum 2018 Adjusted EBITDA levels. Performance levels are set relative to the prior fiscal year's actual results and current fiscal year projections. In setting the performance levels for 2018, our Compensation Committee sought to motivate management to achieve or exceed the target level of performance, which was intended to be a stretch target. The threshold performance level is the minimum performance level required for a payout under the Cash Incentive Plan, and the maximum performance level illustrates the maximum amount that may be paid under the Cash Incentive Plan. Performance targets are set with the intent that achievement will ultimately enhance stockholder value.
For 2018, our Compensation Committee established the following Adjusted EBITDA performance scale and associated payouts upon achievement of such goals:

	Threshold	Target	Maximum
Adjusted EBITDA (in millions)	$240.0	$245.0	Over $245.0
Payout	Discretionary	100%	100%
Although Adjusted EBITDA for 2018 was $234.8 million, after evaluating the Company’s 2018 performance and the underperformance of certain operations that were removed from the continuing portfolio in late 2018, the Compensation Committee utilized the discretion afforded by the Cash Incentive Plan to determine that Adjusted EBITDA performance was sufficient to achieve threshold performance and approved the following cash incentive payments to the applicable NEOs:

Named Executive Officer	2018 Cash Incentive Award Earned ($)
Wayne S. DeVeydt	437,500
Thomas F. Cowhey	200,000
R. David Kretschmer	114,231
Jennifer B. Baldock	160,000
George M. Goodwin	160,000
Angela Justice, Ph.D.	110,000
2019 Awards
In March 2019, the Compensation Committee made grants of short-term cash incentive awards to our eligible NEOs. The Compensation Committee determined that Adjusted EBITDA continued to be an appropriate measure of Company performance for 2019. The Compensation Committee also established a threshold, target range, and maximum performance level along with tiers for potential payouts of the cash incentive awards.
The target amount of cash incentive award that may be earned by each applicable NEO for 2019 is set forth below:

Named Executive Officer	2019 Cash Incentive Award Target ($)
Wayne S. DeVeydt	875,000
Thomas F. Cowhey	337,500
Jennifer B. Baldock	200,000
George M. Goodwin	200,000
Angela Justice, Ph.D.	175,000

If the Company’s Adjusted EBITDA for the year ending December 31, 2019 is equal to or greater than the threshold, but less than the target range, then the percentage of the target award that may be earned will be determined using a straight line interpolation between 50% and 100%. Additionally, up to 150% of the target award can be earned depending on the extent to which the Company’s Adjusted EBITDA exceeds the target. If the Company’s Adjusted EBITDA is less than the threshold, no cash incentive award may be earned.
Long-Term Incentive Awards
Our long-term equity incentive program is designed to reward our NEOs for Company performance, drive sustainable, long-term growth for our Company and our stockholders, and reinforce retention.
Restricted Stock Awards and Performance Stock Units
2018 Awards
Each of our eligible NEOs received equity grants in 2018 under the Omnibus Incentive Plan. Except as otherwise described herein, the long-term incentive award opportunity for each of our eligible NEOs for 2018 is shown in the table below:

Named Executive Officer	Time-based restricted stock		PSUs (at Target)
	$ value	# shares of Company stock	$ value	# units of Company stock
Wayne S. DeVeydt (1)	1,250,000	96,899	—	—
Thomas F. Cowhey	250,000	14,749	250,000	14,749
R. David Kretschmer (2)	500,000	34,364	—	—
Jennifer B. Baldock	225,000	13,119	225,000	13,119
George M. Goodwin	175,000	10,204	175,000	10,204
Angela Justice, Ph.D.	100,000	5,830	100,000	5,830
Dennis R. Dean	150,000	8,746	150,000	8,746
Bryan S. Fisher	225,000	13,119	225,000	13,119

(1)
Reflects grant of restricted stock awards received by Mr. DeVeydt in connection with his employment by the Company. Additionally, Mr. DeVeydt received (i) a grant of stock options in connection with commencement of his employment in January 2018 and (ii) the SAR Award in December 2018 upon cancellation of options to purchase an equal number of shares. For more information, see the discussion above under "- Leadership Changes - Appointment of Wayne S. DeVeydt, our Chief Executive Officer."

(2)
Reflects grant of restricted stock awards received by Mr. Kretschmer in connection with his employment by the Company. Additionally, Mr. Kretschmer received a grant of LPUs as discussed below under "- Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Leveraged Performance Units."

Except as otherwise noted above, for our annual grants in 2018, the Compensation Committee generally determined that 50% of the grant date value to be delivered under the Company's long-term equity incentive program would consist of time-based restricted stock and the remaining 50% would consist of PSUs.
The time-based restricted stock awards vest as to 33.3% on each of the first, second and third anniversaries of the date of grant, generally subject to the executive's continued employment. We believe that grants of time-based restricted stock foster employee share ownership, align the interests of our NEOs with those of our stockholders, and enhance retention by vesting and generally requiring continued employment over a period of years.
The PSUs provide our NEOs with the opportunity to earn a specified number of shares of common stock based on achievement of certain Company performance objectives over a one-year period, and then are subject to an additional two-year vesting schedule (vesting as to 50% of the earned common stock on each of the first and second anniversaries of the performance period end date (which was December 31, 2018 for the 2018 PSUs), generally subject to the executive's continued employment through each such date), thereby creating a three-year incentive and alignment period. For 2018, the Compensation Committee set the target performance level for the PSUs as Adjusted EBITDA of $250.0 million. If the performance target was achieved, 100% of the PSUs subject to the award would have been earned subject to the additional time vesting criteria.
Although Adjusted EBITDA for 2018 was $234.8 million, below the goal of $250.0 million, in light of the significant progress that the NEOs made in 2018 by repositioning the Company to achieve its longer-term strategic goals and in order to retain and continue to motivate the Company’s key employees, the Compensation Committee utilized the discretion afforded by the Omnibus Incentive Plan to deem approximately 100% of the PSUs granted to the NEOs during 2018 as earned and eligible to vest in accordance with their terms.
2019 Awards
In February and March 2019, the Compensation Committee continued the practice of utilizing short-term annual cash incentive awards subject to Company performance and long-term equity-based incentive awards consisting of (i) 50% three-year time vesting restricted stock awards and (ii) 50% PSUs subject to Company performance and additional two-year time-vesting criteria. The long-term incentive award opportunity for each of our eligible NEOs for 2019 is shown in the table below:

Named Executive Officer	Time-based restricted stock		PSUs (at Target)
	$ value	# shares of Company stock	$ value	# units of Company stock
Wayne S. DeVeydt	625,000	46,572	625,000	46,572
Thomas F. Cowhey	250,000	18,628	250,000	18,628
Jennifer B. Baldock	225,000	16,766	225,000	16,766
George M. Goodwin	175,000	13,040	175,000	13,040
Angela Justice, Ph.D.	112,500	8,383	112,500	8,383
With respect to the 2019 PSUs, the Compensation Committee determined that Adjusted EBITDA continued to be an appropriate measure of Company performance. However, unlike 2018, the Compensation Committee established a threshold, a target range and a maximum with respect to the Adjusted EBITDA performance goal along with a tiered approach to the number of PSUs earned. If the Company’s Adjusted EBITDA for the one-year performance period ending December 31, 2019 is equal to or greater than the threshold, but less than the target range, then the percentage of the target award that may be earned will be determined using a straight line interpolation between 50% and 100%. Additionally, up to 150% of the target award can be earned depending on the extent to which the Company’s Adjusted EBITDA exceeds the target range. If the Company’s Adjusted EBITDA is less than the threshold, no PSUs may be earned. Additionally, after certification of achievement of the performance goals, the awards remain subject to the time-vesting requirement with 50% vesting on the first anniversary of the certification of the performance goals and the remaining 50% vesting on the second anniversary of the certification of the performance goals.
Leveraged Performance Units
2018 Awards
In part due to the leadership changes in 2018, the Compensation Committee also decided to grant additional equity awards in the form of Leveraged Performance Units ("LPUs") similar to awards granted in 2017. Additionally, in 2018, the Compensation Committee determined that it was appropriate to increase the maximum dollar value that may be delivered under the LPUs granted in 2017. The 2018 LPUs reflected this same maximum dollar value that may be delivered, as described in more detail below. LPUs were intended to further align our pay-for-performance principles and put appropriate focus on long-term alignment and pay relative both to market peers and stockholder return. LPUs were also intended to serve as an incentive and retention tool for our executive officers, including our NEOs.
LPUs were eligible to become earned based on the compound annual growth rate ("CAGR") of the Company's total stockholder return ("TSR"), considered both alone and relative to that of the companies that make up the S&P Composite 1500 Health Care Companies, over a three-year performance period. The number of shares of common stock issuable under such award would be determined based on the level at which the goals are achieved and can range from 25% of the target LPUs (if the CAGR of the Company's TSR is at or above 10%) to a maximum of either (1) 250% of the target LPUs, subject to a maximum value equal to six times the grant date fair value of the award (if the CAGR of the Company's TSR is at or above 22%, but such Company performance is below the median TSR of the Index) or (2) 500% of the target LPUs, subject to a maximum value equal to twelve times the grant date fair value of the award (if the CAGR of the Company's TSR is at or above 22%, and such Company performance is at or above the median TSR of the Index). Set forth below is a summary of the performance metrics to which the LPUs were subject:

Compound Annual Growth Rate of the Company's TSR	Scenario 1 Applicable Percentage of Target Award Earned if Company TSR is at or above Median TSR of the Index	Scenario 2 Applicable Percentage of Target Award Earned if Company TSR is below Median TSR of Index
10%	25%	25%
15%	100%	100%
22%	500%	250%
TSR performance goals for the LPUs were approved by the Compensation Committee and took into account historical performance of the S&P Composite 1500 Health Care Index, current performance expectations of the Company, and the challenging macroeconomic environment in which we operate.
The beginning and ending share price for TSR calculations was based on the trailing sixty (60) trading-day average closing price of our common stock and stock of companies comprising the Index, including each of the first and last date of the performance period. LPUs that become earned LPUs, if any, following completion of the performance period were to vest as to one-third on each of the performance period end date and the first two anniversaries of the performance period end date, generally subject to continued employment on each vesting date.
The following NEOs were granted LPUs in March 2018 with the following number of target LPUs subject to each such award: Mr. Kretschmer - 23,682 LPUs, Ms. Baldock - 2,960 LPUs and Dr. Justice - 11,841 LPUs. Additionally, pursuant to their employment agreements, Mr. DeVeydt was granted a target number of 59,206 LPUs and Mr. Cowhey was granted a target number of 29,603 LPUs.

2019 Exchange of LPU Awards
In early 2019, after analysis and consideration by the Compensation Committee, including consultation with FW Cook, the Compensation Committee determined that the terms of the LPUs were not appropriate to incentivize and retain the Company’s current executive management team. In March 2019, the Compensation Committee took action to permit certain NEOs to exchange their LPUs for new stock option awards. As a result, the NEOs set forth in the table below voluntarily exchanged their LPUs for new stock option awards:

Named Executive Officer	Exchange/ Grant Date	Target Number of LPUs to be replaced with Option Award Shares on Grant Date	Stock Option Grant
Wayne S. DeVeydt	3/15/19	59,206	490,000
Thomas F. Cowhey	3/15/19	29,603	403,500
Jennifer B. Baldock	3/15/19	22,943	199,500
George M. Goodwin	3/15/19	17,985	148,500
Angela Justice, Ph.D.	3/15/19	11,841	116,000
All LPUs exchanged for new stock option awards were cancelled, and the NEOs identified in the table above no longer hold any outstanding LPUs.
The option awards are subject to the following performance and vesting criteria:

•
one-third (1/3) shall vest in three equal installments on each of December 31, 2020, December 31, 2021, and December 31, 2022, generally contingent upon continued employment through each applicable vesting date (each, a "Time Condition");

•
one-third (1/3) shall vest upon (I) satisfaction of each Time-Condition and (II) achievement by the Company of an average closing price of a share of common stock on the Nasdaq Stock Market of $25.00 over any period of thirty (30) consecutive trading days; and

•
one-third (1/3) shall vest upon (I) satisfaction of each Time-Condition and (II) achievement by the Company of an average closing price of a share of common stock on the Nasdaq Stock Market of $35.00 over any period of thirty (30) consecutive trading days.

The exercise price of the options is $13.42 per share and the options expire on March 15, 2029.
Retirement and Welfare Benefits and Perquisites
All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental, vision, life and disability insurance. Our NEOs participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health and welfare plans for our NEOs.
In addition, the Company maintains a 401(k) plan in which eligible employees are permitted to participate. The Company's 401(k) plan is a tax-qualified defined contribution retirement plan under which eligible employees may defer their eligible compensation, subject to the limits imposed by the Internal Revenue Code, and under which the Company may make discretionary matching contributions.
We also maintain the Symbion, Inc. Supplemental Executive Retirement Plan (the "SERP"), a nonqualified deferred compensation plan, for certain former management of Symbion, Inc., including Ms. Sparks, Ms. Baldock, Mr. Goodwin and Mr. Dean. Under the SERP, participants may elect to defer up to 25% of annual base salary and up to 50% of bonus each year. Eligible employees who elect to defer are also entitled to an annual Company contribution under the SERP equal to 2% of base salary.

Severance arrangements
The Company provides severance protection to each of our NEOs pursuant to employment agreements in the event that his or her employment is terminated by the Company without cause or he or she resigns for good reason. For a description of the severance protections provided to our NEOs please see "Executive Compensation - Potential Payments upon Termination or Change in Control" below.
Use of Non-GAAP Financial Metrics in our Executive Compensation Program
We believe that presenting certain non-GAAP measures can be helpful to investors who may wish to use some or all of this information to analyze the Company's performance, prospects, and valuation. The items excluded from these non-GAAP metrics are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. We believe that the non-GAAP measures discussed below are appropriate for evaluating the performance of the Company for compensation-related purposes.
Adjusted EBITDA
For compensation purposes, "Adjusted EBITDA" is calculated as income before income taxes, adjusted for net income attributable to noncontrolling interests; interest expense, net; depreciation and amortization; equity-based compensation expense; contingent acquisition compensation expense; transaction, integration and acquisition costs; loss (gain) on litigation settlements; gain on acquisition escrow release; loss on disposals and deconsolidations, net; reserve adjustments; impairment charges; gain on amendment to tax receivable agreement; tax receivable agreement (benefit) expense; and loss on debt refinancing. We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by our management to assess operating performance, make business decisions and allocate resources.
A reconciliation of Adjusted EBITDA to income before income taxes, the most directly comparable GAAP financial measure can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Non-GAAP Metrics" in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.
Risk Management and Compensation
Our Compensation Committee believes that the Company's compensation policies and practices are an integral part of the Board's risk management. Our Compensation Committee considers various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•	Appropriate pay philosophy, peer group and other market comparability data and market positioning to align with and support business objectives;

•	Effective balance in:

◦	Cash and equity pay mix, including the use of restricted stock, PSUs, LPUs and stock options, used to focus employees on mitigating downside risk while generating long-term gains;

◦	Short- and longer-term performance focus;

◦	Management and Board discretion to manage pay as it deems appropriate in light of Company and industry developments; and

•
Compensation Committee oversight of our compensation policies and practices to determine whether they encourage excessive risk-taking and evaluate compensation policies and practices that could mitigate any such risk.

Our Compensation Committee believes that the Company's executive compensation program does not encourage inappropriate risk-taking and the level of risk associated with the Company's compensation programs is not reasonably likely to have a material adverse effect on the Company.

Say-on-Pay Feedback from Stockholders
Each year, the Compensation Committee considers the results of the prior year's advisory vote as it reviews and determines the compensation packages of our NEOs. In 2018, we received strong support for our executive compensation program, as over 99% of total votes cast on the advisory vote on executive compensation voted to approve the proposal.
Tax and Accounting Considerations
The Company considers the tax and accounting aspects of the elements of compensation utilized by the Company in determining the most effective method to use to deliver executive compensation. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to our named executive officers to $1 million annually. However, because our common stock first became publicly traded in 2015, we have been exempt from Section 162(m) under a transition rule for privately-held companies that become publicly-traded, but that exemption expires in 2019. Prior to 2018, payment of "performance-based compensation" could be deducted under Section 162(m), but that exception was eliminated in the Tax Cut and Jobs Act of 2017. The Compensation Committee nonetheless believes that conditioning a significant portion of compensation on performance objectives is an important element of its compensation planning, even if the Company will not be able to enjoy a tax deduction for performance-based compensation under Section 162(m). Accordingly, the Compensation Committee intends to award compensation that may not be tax deductible in order to provide competitive levels of total compensation to our executive officers, to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company's management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee:
Brent Turner, Chairman
Adam T. Feinstein
T. Devin O'Reilly
Andrew T. Kaplan

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table summarizes information regarding the compensation awarded to, earned by or paid to our named executive officers during the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(10)	Option Awards ($)(11)	Non-Equity Incentive Plan Compensation ($)(12)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(13)	Total ($)
Wayne S. DeVeydt Chief Executive Officer (1)	2018	1,240,385	—	3,314,513	6,418,500	437,500	—	900	11,411,798
Clifford G. Adlerz Former Interim Chief Executive Officer (2)	2018	37,421	—	140,000	171,500	—	—	400,000	748,921
	2017	152,308	—	—	—	140,000	—	—	292,308
Thomas F. Cowhey Executive Vice President and Chief Financial Officer (3)	2018	339,231	—	1,572,517	—	200,000	—	103,116	2,214,864
R. David Kretschmer Former Executive Vice President, Interim Chief Financial Officer and Chief Strategy and Transformation Officer (4)	2018	399,808	—	1,410,573	—	114,231	—	67,525	1,992,137
Teresa F. Sparks Former Executive Vice President and Chief Financial Officer (5)	2018	80,385	—	—	—	—	15,642	1,019,421	1,115,448
	2017	422,955	225,000(9)	697,842	—	—	43,978	13,801	1,403,576
	2016	365,978	—	700,000	—	—	21,825	109,474	1,197,277
Jennifer B. Baldock Executive Vice President and Chief Legal Officer	2018	400,000	—	564,197	—	160,000	(8,594)	12,842	1,128,445
	2017	327,715	200,000(9)	438,488	—	—	13,313	11,800	991,316
	2016	271,809	—	350,000	—	—	3,187	18,277	643,273
George M. Goodwin President, American Group (6)	2018	389,646	—	350,000	—	160,000	(37,674)	12,937	874,909
Angela Justice, Ph.D. Chief Human Resources Officer (6)	2018	284,039	—	677,208	—	110,000	—	103,331	1,174,578
Dennis R. Dean Former Senior Vice President, Corporate Controller (7)	2018	305,971	—	300,000	—	—	(27,475)	384,692	963,188
	2017	316,946	247,500(9)	418,701	—	—	46,880	11,801	1,041,828
	2016	265,965	—	350,000	—	—	28,460	24,534	668,959
Bryan S. Fisher Former Executive Vice President and Chief Operating Officer, National Group (6)(8)	2018	340,099	—	450,000	—	—	—	140,471	930,570

(1)	Mr. DeVeydt was appointed our Chief Executive Officer on January 4, 2018.

(2)
Mr. Adlerz served as our interim Chief Executive Officer from September 7, 2017 until January 4, 2018. Mr. Adlerz became a non-employee director to the Board upon his resignation as our interim Chief Executive officer on January 4, 2018. In connection with his service to the Board, Mr. Adlerz received $75,000 in fees paid in cash and $140,000 of restricted stock awards. The $140,000 in restricted stock awards reflects the grant date fair value of restricted stock awards granted on August 24, 2018, determined in accordance with FASB ASC Topic 718. The assumptions used in the valuation of share awards are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018.

(3)	Mr. Cowhey was appointed our Chief Financial Officer on April 2, 2018.

(4)
Mr. Kretschmer served as our interim Chief Financial Officer from January 25, 2018 until April 2, 2018. Following April 2, 2018, Mr. Kretschmer continued as our Executive Vice President, Chief Strategy and Transformation Officer until his retirement effective as of March 31, 2019.

(5)	Ms. Sparks resigned from her role as our Chief Financial Officer on January 25, 2018.

(6)
None of Messrs. Goodwin or Fisher nor Dr. Justice were named executive officers in 2016 or 2017. Therefore, in accordance with SEC rules, their compensation is only disclosed for the year ended December 31, 2018.

(7)	Mr. Dean served as our Senior Vice President and Corporate Controller until August 10, 2018.

(8)	Mr. Fisher served as our Executive Vice President and Chief Operating Officer, National Group until September 1, 2018.

(9)
Reflects a transaction bonus paid to Ms. Sparks, Ms. Baldock and Mr. Dean in connection with the Transactions (as defined in " - Potential Payments upon Termination or Change in Control - Other Equity-Related Severance and Change of Control Benefits - Leveraged Performance Units" section of this Proxy Statement) on August 31, 2017.

(10)
Reflects the dollar amounts of the aggregate grant date fair value of restricted stock, PSUs and LPUs granted to our NEOs, as determined in accordance with FASB ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the time-based restricted stock awards was calculated using the closing price of our common stock on the grant date. The aggregate grant date fair value of the PSUs and LPUs was determined based on the probable outcome of the applicable performance conditions associated with such award. The PSU awards were valued based on a grant date fair value of $17.15 per share (for awards granted in 2018), $19.50 per share (for awards granted in 2017) and $16.83 per share (for awards granted in 2016). The aggregate grant date fair value of PSUs granted in 2017, assuming the maximum level of performance is achieved, was: Ms. Sparks, $375,000; Ms. Baldock, $225,000 and Mr. Dean, $225,000; and the aggregate grant date fair value of PSUs granted in 2016, assuming the maximum level of performance is achieved, was: Ms. Sparks, $250,000; Ms. Baldock, $150,000 and Mr. Dean, $150,000. The LPU awards were valued based on a Monte Carlo grant date fair value. For LPUs granted in 2018, the aggregate grant date fair value of these awards, assuming the maximum level of performance is achieved, was: Mr. DeVeydt, $10.3 million; Mr. Cowhey, $5.4 million; Mr. Kretschmer, $4.6 million; Ms. Baldock $0.6 million and Dr. Justice $2.3 million. For LPUs granted in 2017, the aggregate grant date fair value of these awards, assuming the maximum level of performance is achieved, was: Ms. Sparks, $1.2 million; Ms. Baldock, $831,000 and Mr. Dean, $712,000. The underlying valuation assumptions for PSUs and LPUs are further disclosed in footnotes to our consolidated financial statements filed with our annual reports on Form 10-K for the years ended December 31, 2018 and 2017 (for PSUs and LPUs) and 2016 (for PSUs).

(11)	Reflects the grant date fair value of stock option awards and SARs awards computed in accordance with FASB ASC Topic 718.

(12)
Reflects the dollar amounts of cash incentives earned by our NEOs under our Cash Incentive Plan. Please refer to the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Short-Term Incentive Awards" above for additional details regarding our cash incentive program.

(13)	Reflects the items set forth in the table below, as applicable to each NEO:

Name	Year	Company 401(k) match contributions ($)(a)	Company contributions under the SERP ($)(b)	Equity award related payments ($)(c)	Company reimbursements for housing expenses ($)(d)	Other ($)	Total ($)
Wayne S. DeVeydt	2018	—	—	—	—	900(e)	900
Clifford G. Adlerz	2018	—	—	—	—	400,000(i)	400,000
	2017	—	—	—	—	—	—
Thomas F. Cowhey	2018	—	—	—	102,366	750(e)	103,116
R. David Kretschmer	2018	—	—	—	66,700	825(e)	67,525
Teresa F. Sparks	2018	1,096	9,500	—	—	1,008,825(f)	1,019,421
	2017	5,400	7,501	—	—	900(e)	13,801
	2016	3,975	6,700	97,899	—	900(e)	109,474
Jennifer B. Baldock	2018	3,942	8,000	—	—	900(e)	12,842
	2017	5,400	5,500	—	—	900(e)	11,800
	2016	3,975	4,800	8,602	—	900(e)	18,277
George M. Goodwin	2018	5,400	6,637	—	—	900(e)	12,937
Angela Justice, Ph.D.	2018	—	—	—	102,581	750(e)	103,331
Dennis R. Dean	2018	4,492	14,600	—	—	365,600(g)	384,692
	2017	5,400	5,501	—	—	900(e)	11,801
	2016	—	4,700	18,934	—	900(e)	24,534
Bryan S. Fisher	2018	—	—	—	—	140,471(h)	140,471

(a)	Reflects Company matching contributions to the Company's 401(k) Plan which is a broad-based tax-qualified defined contribution plan.

(b)	Reflects Company contributions to the Symbion, Inc. Supplemental Executive Retirement Plan, a nonqualified deferred compensation plan.

(c)
Reflects the remaining dollar amounts received by Ms. Sparks, Ms. Baldock and Mr. Dean with respect to the cancellation of their Symbion stock options in connection with the Company's acquisition of Symbion in 2014.

(d)	Reflects Company reimbursements related to housing and relocation costs for Messrs. Cowhey and Kretschmer and Dr. Justice pursuant to their employment agreements.

(e)	Reflects cell phone reimbursement for the applicable year.

(f)
Reflects the cash severance payment paid to Ms. Sparks in connection with her resignation as Chief Financial Officer on January 25, 2018 (See "Compensation Discussion and Analysis - Leadership Changes - Resignation of Teresa Sparks, our former Executive Vice President and Chief Financial Officer"), payments of $225,000 of consulting fees in 2018 and cell phone reimbursement for the applicable year.

(g)
Reflects the cash severance payment paid to Mr. Dean in connection with his resignation as Senior Vice President and Corporate Controller on August 10, 2018 (See "- Potential Payments upon Termination or Change in Control"), and cell phone reimbursement for the applicable year.

(h)
Reflects the cash severance payment paid to Mr. Fisher in connection with his resignation as Executive Vice President and Chief Operating Officer, National Group on September 1, 2018 (See "- Potential Payments upon Termination or Change in Control").

(i)	Reflects payments under the consulting agreement between the Company and Mr. Adlerz.

2018 Grants of Plan Based Awards
The following table sets forth information regarding grants of non-equity and equity-based awards granted to each of our NEOs (except Ms. Sparks who did not receive any awards in 2018) during the year ended December 31, 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock (# of shares)	All other option awards: Number of securities underlying options (# of shares)	Exercise or Base Price of Option Awards ($/share)	Grant Date fair value of stock and option awards ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Wayne S. DeVeydt	Cash Incentive	—	—	875,000	875,000	—	—	—	—	—	—	—
	Restricted Stock (2)	1/4/18	—	—	—	—	—	—	96,899	—	—	1,250,000(6)
	LPUs (3)	1/4/18	—	—	—	14,802	59,206	296,030	—	—	—	2,064,513(8)
	Stock Options (4)	1/4/18	—	—	—	—	—	—	—	700,000	12.90	4,707,500(9)
	SARs (4)	12/16/18	—	—	—	—	—	—	—	200,000	12.90	1,711,000(9)
Clifford G. Adlerz	Restricted Stock (2)	8/24/18	—	—	—	—	—	—	7,865	—	—	140,000(6)
	Stock Options	3/16/18	—	—	—	—	—	—	—	10,000	17.15	171,500(9)
Thomas F. Cowhey	Cash Incentive	—	—	337,500	337,500	—	—	—	—	—	—	—
	Restricted Stock (2)	4/2/18	—	—	—	—	—	—	14,749	—	—	250,000(6)
	LPUs (3)	4/2/18	—	—	—	7,401	29,603	148,015	—	—	—	1,072,517(8)
	PSUs (5)	4/2/18	—	—	—	—	14,749	—	—	—	—	250,000(7)
R. David Kretschmer	Cash Incentive	—	—	270,000	270,000	—	—	—	—	—	—	—
	Restricted Stock (2)	2/12/18	—	—	—	—	—	—	34,364	—	—	500,000(6)
	LPUs (3)	3/16/18	—	—	—	5,921	23,682	118,410	—	—	—	910,573(8)
Jennifer B. Baldock	Cash Incentive	—	—	200,000	200,000	—	—	—	—	—	—	—
	Restricted Stock (2)	3/16/18	—	—	—	—	—	—	13,119	—	—	225,000(6)
	LPUs (3)	3/16/18	—	—	—	740	2,960	14,800	—	—	—	114,197(8)
	PSUs (5)	3/16/18	—	—	—	—	13,119	—	—	—	—	225,000(7)
George M. Goodwin	Cash Incentive	—	—	200,000	200,000	—	—	—	—	—	—	—
	Restricted Stock (2)	3/16/18	—	—	—	—	—	—	10,204	—	—	175,000(6)
	PSUs (5)	3/16/18	—	—	—	—	10,204	—	—	—	—	175,000(7)
Angela Justice, Ph.D.	Cash Incentive	—	—	175,000	175,000	—	—	—	—	—	—	—
	Restricted Stock (2)	3/16/18	—	—	—	—	—	—	5,830	—	—	100,000(6)
	LPUs (3)	3/16/18	—	—	—	2,960	11,841	59,205	—	—	—	452,208(8)
	PSUs (5)	3/16/18	—	—	—	—	5,830	—	—	—	—	225,000(7)
Dennis R. Dean	Cash Incentive	—	—	109,506	109,500	—	—	—	—	—	—	—
	Restricted Stock (2)	3/16/18	—	—	—	—	—	—	8,746	—	—	150,000(6)
	PSUs (5)	3/16/18	—	—	—	—	8,746	—	—	—	—	150,000(7)
Bryan S. Fisher	Cash Incentive	—	—	237,544	237,544	—	—	—	—	—	—	—
	Restricted Stock (2)	3/16/18	—	—	—	—	—	—	13,119	—	—	225,000(6)
	PSUs (5)	3/16/18	—	—	—	—	13,119	—	—	—	—	225,000(7)

(1)
Reflects annual cash incentive opportunities granted under our Cash Incentive Plan. Each eligible NEO was eligible to receive a target annual bonus that is equal to a percentage of his or her annual base salary. For 2018, the target bonus opportunity for each of our eligible NEOs, as a percentage of base salary, were as follows: Mr. DeVeydt - 70%, Mr. Cowhey - 75%, Mr. Kretschmer - 60%, Ms. Baldock - 50%, Mr. Goodwin - 50%, Dr. Justice - 50%, Mr. Dean - 30% and Mr. Fisher - 50% . See "Compensation Discussion and Analysis - Short-Term Incentive Awards" for additional information.

(2)
Reflects grants of restricted stock awards to our NEOs under our equity incentive plan, as described in "Compensation Discussion and Analysis - Long-Term Incentive Awards" above. Each restricted stock award will vest as to one-third of the award on each of the first, second and third anniversaries of the date of grant, generally contingent upon continued employment through each such vesting date (except as expressly provided in the award agreement evidencing the grant of such restricted stock award). Mr. DeVeydt’s and Mr. Cowhey’s restricted stock awards were issued in connection with the commencement of their employment. Mr. Adlerz’s restricted stock awards were issued in connection with his service as a member of the Board.

(3)
Reflects the threshold, target and maximum future payouts under the LPUs granted to our NEOs under our equity incentive plan, as described in "Compensation Discussion and Analysis - Long-Term Incentive Awards." LPUs are eligible to become earned LPUs based on the CAGR of the Company's TSR considered both along and relative to the TSR of the Index over a three-year performance period. Amounts in the threshold column (25% of the target award) reflect the number of LPUs that would be earned if threshold performance were achieved (a CAGR of the Company's TSR at or above 10%); amounts in the target column (100% of the target award) reflect the number of LPUs that would be earned if target performance were achieved (a CAGR of the Company's TSR at or above 15%); and amounts in the maximum column (500% of the target award) reflect the number of LPUs that would be earned if maximum performance were achieved (both a CAGR of the Company's TSR at or above 22% and such amount is at or above the median TSR of the Index). The number of LPUs that become earned LPUs, if any, are then subject to an additional vesting schedule (vesting as to 1/3 of the earned award on the performance period end date, and vesting as to the remainder of the earned award in equal installments on each of the first and second anniversaries of the performance period end date, generally subject to continued employment through each such date). Mr. DeVeydt’s and Mr. Cowhey’s LPUs were granted in connection with the commencement of their employment.

(4)
Reflects non-qualified stock options to purchase 700,000 shares of common stock granted on January 4, 2018 in connection with the commencement of Mr. DeVeydt’s employment. On December 16, 2018, the Compensation Committee of the Board approved a grant to Mr. DeVeydt of a SAR Award in respect of 200,000 shares of common stock, pursuant to the Omnibus Incentive Plan and the award agreement under which the SAR Award was granted. On the same date, the Compensation Committee canceled a portion of the non-qualified stock option award granted to Mr. DeVeydt on January 4, 2018, representing 200,000 shares of common stock. The SAR Award has a base price of $12.90, which is equal to the exercise price of the canceled stock option, and otherwise tracks the terms of the canceled option. See "Compensation Discussion and Analysis - Leadership Changes - Appointment of Wayne S. DeVeydt, our Chief Executive Officer" for further information.

(5)
Reflects the threshold, target and maximum future payouts under the PSUs granted to our NEOs under our equity incentive plan. PSUs provide our NEOs with the opportunity to earn a specified number of shares of common stock based on achievement of certain Company performance objectives over a one-year period, and then are subject to an additional two-year vesting schedule (generally subject to the executive's continued employment), thereby creating a three-year incentive and alignment period. For a description of the PSU vesting terms, see "Compensation Discussion and Analysis - Long-Term Incentive Awards - Restricted Stock Awards and Performance Stock Units - 2018 Awards."

(6)
Reflects the aggregate grant date fair value of time-based restricted stock awards granted to our NEOs in 2018, as determined in accordance with FASB ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the time-based restricted stock awards was calculated using the closing price of a share of the Company's common stock on the date of grant.

(7)
Reflects the aggregate grant date fair value of PSUs granted to NEOs in 2018, as determined in accordance with FASB ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the PSUs was determined based on the probable outcome of the applicable performance conditions associated with such award. The award was valued using the closing price of a share of the Company's common stock on the date of grant.

(8)
Reflects the aggregate grant date fair value of LPUs granted to NEOs in 2018, as determined in accordance with FASB ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the LPUs was determined based on the probable outcome of the applicable performance conditions associated with such award. The award was valued based on a Monte Carlo grant date fair value of: $34.87 per share for Mr. DeVeydt; $36.23 per share for Mr. Cowhey; $38.45 per share for Mr. Kretschmer; $38.58 per share for Ms. Baldock and $38.19 per share for Dr. Justice.

Reflects the aggregate grant date fair value of stock options and SARs granted to NEOs in 2018, as determined in accordance with FASB ASC Topic 718. These amounts do not reflect the actual amounts that may be paid or realized by our NEOs and exclude the effect of estimated forfeitures. The aggregate grant date fair value of the stock options and SARs was determined based on the probable outcome of the applicable performance conditions associated with such award. The award was valued based on a Monte Carlo grant date fair value of: $9.42 per share subject to stock options and $8.56 per SAR. The fair value of Mr. DeVeydt’s stock options stated in the table above reflects the net value of the 700,000 stock options received on January 4, 2018 minus the 200,000 stock options canceled on December 16, 2018, as further described in Footnote 4 above.
Narrative Disclosure to Summary Compensation Table and 2018 Grants of Plan-Based Awards Table
We have entered into employment agreements with each of our NEOs.
Wayne S. DeVeydt. For a description of Mr. DeVeydt’s employment agreement, see "Compensation Discussion and Analysis - Leadership Changes - Appointment of Wayne S. DeVeydt, our Chief Executive Officer" and for a description of payments and benefits Mr. DeVeydt is entitled to receive in connection with his resignation from employment, see "- Potential Payments upon Termination or Change in Control" below.
Clifford G. Adlerz. For a description of Mr. Adlerz’s employment agreement, see "Compensation Discussion and Analysis - Leadership Changes - Appointment and Resignation of Clifford G. Adlerz, our former Interim Chief Executive Officer" and for a description of the payments and benefits Mr. Adlerz was entitled to receive in connection with his resignation from employment, see "- Potential Payments upon Termination or Change in Control" below.
Thomas F. Cowhey. For a description of Mr. Cowhey’s employment agreement, see "Compensation Discussion and Analysis-Leadership Changes-Appointment of Thomas F. Cowhey, our Executive Vice President and Chief Financial Officer" and for a description of the payments and benefits Mr. Cowhey is entitled to receive in connection with his resignation from employment, see "- Potential Payments upon Termination or Change in Control" below.
R. David Kretschmer. For a description of Mr. Kretschmer’s employment agreement, see "Compensation Discussion and Analysis - Leadership Changes - Compensation Arrangements with R. David Kretschmer, our former Executive Vice President, Interim Chief Financial Officer and Chief Strategy and Transformation Officer." In recognition of his service to the Company, the Board agreed to award Mr. Kretschmer with a retirement package consisting of (i) payments equivalent to what he would have received if he were terminated without "Cause" (as such payments are set forth in Mr. Kretschmer’s employment agreement), and (ii) the immediate vesting of all his outstanding, unvested restricted stock awards, as further described below in "- Potential Payments upon Termination or Change in Control."
Teresa F. Sparks. As discussed above, under the heading "Compensation Discussion and Analysis - Leadership Changes - Resignation of Teresa Sparks, our former Executive Vice President and Chief Financial Officer," Ms. Sparks resigned as Chief Financial Officer on January 25, 2018. A summary of the severance benefits to which Ms. Sparks was entitled is set forth under "Potential Payments upon Termination or Change in Control" below.
Jennifer B. Baldock. Pursuant to Ms. Baldock's amended and restated employment agreement, Ms. Baldock receives an annual base salary of $400,000, which is subject to increase by the Board or the Compensation Committee. Ms. Baldock is also eligible to earn an annual cash bonus based on the achievement of certain performance goals with a target of 50% of her base salary. Ms. Baldock is eligible to participate in our employee benefit plans, as may be in effect from time to time. For a description of the payments and benefits Ms. Baldock may be entitled to in connection with a termination of employment, see "- Potential Payments upon Termination or Change in Control" below.
George M. Goodwin. Pursuant to Mr. Goodwin’s employment agreement, Mr. Goodwin receives an annual base salary of $275,000, which is subject to modification by the Board or the Compensation Committee. Mr. Goodwin is also eligible to earn an annual cash bonus based on the achievement of certain performance goals with a target of 50% of his base salary. Mr. Goodwin is eligible to participate in our employee benefit plans, as may be in effect from time to time. For a description of the payments and benefits Mr. Goodwin may be entitled to in connection with a termination of employment, see "- Potential Payments upon Termination or Change in Control" below.
Angela Justice, Ph.D. Pursuant to Dr. Justice’s employment agreement, Dr. Justice receives an annual base salary of $350,000, which is subject to upward adjustment by the Board or the Compensation Committee. Dr. Justice is also eligible to earn an annual cash bonus based on the achievement of reasonable performance goals with a target of 50% of her base salary.

Dr. Justice is eligible to participate in our employee benefit plans, as may be in effect from time to time. For a description of the payments and benefits Dr. Justice may be entitled to in connection with a termination of employment, see "- Potential Payments upon Termination or Change in Control" below.
Dennis R. Dean. Mr. Dean served as our Senior Vice President and Corporate Controller until August 10, 2018. A summary of the severance benefits to which Mr. Dean was entitled is set forth under "- Potential Payments upon Termination or Change in Control" below.
Bryan S. Fisher. Mr. Fisher served as our Executive Vice President, Chief Operating Officer, until September 1, 2018. A summary of the severance benefits to which Mr. Fisher was entitled is set forth under "- Potential Payments upon Termination or Change in Control" below.
In addition, each of our eligible NEOs received equity grants under the Omnibus Incentive Plan, as described in "Short-Term Incentive Awards" and "Long-Term Incentive Awards" in the "Compensation Discussion and Analysis" section above.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding equity awards held by our NEOs as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(15)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not yet vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not yet vested ($)(15)
Wayne S. DeVeydt	—	500,000 (1)	12.90	1/4/2028	—	—	—	—
	—	200,000 (2)	12.90	1/4/2028	—	—	—	—
	—	—	—	—	96,899 (3)	948,641	—	—
	—	—	—	—	—	—	14,802 (4)	144,907
Clifford G. Adlerz	—	10,000	17.15	3/16/2018	—	—	—	—
Thomas F. Cowhey	—	—	—	—	14,749 (5)	144,393	—	—
	—	—	—	—	—	—	14,749 (6)	144,393
	—	—	—	—	—	—	7,401 (7)	72,453
R. David Kretschmer	—	—	—	—	34,364 (8)	336,424	—	—
	—	—	—	—	—	—	5,921 (13)	57,962
Teresa F. Sparks	—	—	—	—	—	—	909 (16)	8,899
Jennifer B. Baldock	—	—	—	—	13,119 (9)	128,435	—	—
	—	—	—	—	5,128 (10)	50,203	—	—
	—	—	—	—	4,462 (11)	43,683	—	—
	—	—	—	—	—	—	13,119 (12)	128,435
	—	—	—	—	—	—	740 (13)	7,245
	—	—	—	—	—	—	5,246 (14)	51,356
George M. Goodwin	—	—	—	—	10,204 (9)	99,897	—	—
	—	—	—	—	5,128 (10)	50,203	—	—
	—	—	—	—	4,462 (11)	43,683	—	—
	—	—	—	—	—	—	10,204 (12)	99,897
	—	—	—	—	—	—	4,496 (14)	44,018
Angela Justice, Ph.D.	—	—	—	—	5,830 (9)	57,076	—	—
	—	—	—	—	—	—	5,830 (12)	57,076
	—	—	—	—	—	—	2,960 (13)	28,981
Dennis R. Dean	—	—	—	—	—	—	1,453 (16)	14,225
Bryan S. Fisher	—	—	—	—	—	—	2,269 (16)	22,214
_______

(1)
Represents non-qualified stock options granted on January 4, 2018, net of the options cancelled in connection with the grant of the SARs, as described in footnote 2 below. The non-qualified stock options vest as set forth in the section titled "Compensation Discussion and Analysis - Leadership Changes - Appointment of Wayne S. DeVeydt, our Chief Executive Officer."

(2)
Represents stock-settled stock appreciation right awards ("SARs") granted on December 16, 2018. The SARs vest as set forth in the section titled "Compensation Discussion and Analysis - Leadership Changes - Appointment of Wayne S. DeVeydt, our Chief Executive Officer."

(3)
Represents restricted stock awards granted on January 4, 2018, of which one-third of the award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.

(4)
Represents LPUs granted on January 4, 2018 to Mr. DeVeydt in connection with his employment by the Company, and assumes achievement of performance at threshold levels (25% of the target award). The LPUs vest as set forth in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Leveraged Performance Units."

(5)
Represents restricted stock awards granted on April 2, 2018, of which one-third of the award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.

(6)
Represents PSUs granted to Mr. Cowhey in connection with his employment by the Company, which vest as set forth in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Restricted Stock Awards and Performance Stock Units."

(7)
Represents LPUs granted on April 2, 2018 to Mr. Cowhey in connection with his employment by the Company, and assumes achievement of performance at threshold levels (25% of the target award). The LPUs vest as set forth in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Leveraged Performance Units."

(8)
Represents restricted stock awards on February 12, 2018, of which one-third of the award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.

(9)
Represents restricted stock granted on March 16, 2018, of which one-third of the award vests upon the first, second and third anniversaries of the date of grant, generally subject to continued employment through each vesting date.

(10)	Represents restricted stock granted on March 31, 2017, of which half vests on each of the March 31, 2019 and March 31, 2020, generally subject to continued employment through each vesting date.

(11)	Represents restricted stock granted on March 17, 2016, which vests on March 17, 2019, generally subject to continued employment through the vesting date.

(12)
Represents PSUs granted on March 16, 2018, which vests as set forth in the section titled "Compensation Discussion and Analysis - Elements of Named Executive Officer Compensation - Long-Term Incentive Awards - Restricted Stock Awards and Performance Stock Units - 2018 Awards."

(13)
Represents LPUs granted on March 16, 2018, and assumes achievement of performance at threshold levels (25% of the target award). LPUs are eligible to become earned LPUs based on the CAGR of the Company's TSR considered both alone and relative to the TSR of the Index over a three-year performance period. Amounts reflect the number of LPUs that would be earned if threshold performance were achieved (a CAGR of the Company's TSR at or above 10%). LPUs become earned based on achievement of pre-determined performance targets and, following the date on which such LPUs become earned, vest as to one-third of the award on each of the performance period end date and the first and second anniversaries of the performance period end date, generally subject to continued employment through each vesting date.

(14)
Represents LPUs granted on September 12, 2017, and assumes achievement of performance at threshold levels (25% of the target award). LPUs are eligible to become earned LPUs based on the CAGR of the Company's TSR considered both alone and relative to the TSR of the Index over a three-year performance period. Amounts reflect the number of LPUs that would be earned in threshold performance were achieved (a CAGR of the Company's TSR at or above 10%). LPUs become earned based on achievement of pre-determined performance targets and, following the date on which such LPUs become earned, vest as to one-third of the award on each of the performance period end date and the first and second anniversaries of the performance period end date, generally subject to continued employment through each vesting date.

(15)	Based on the closing price of a share of our common stock on December 31, 2018 of $9.79, except as otherwise indicated.

(16)
Represents a pro rata number of LPUs previously granted to the NEO based on the date of termination of the NEO’s employment with the Company, and assumes achievement of performance at threshold levels.

2018 Option Exercises and Stock Vested
The NEOs did not exercise options during 2018. The following table sets forth information regarding stock awards held by our NEOs that became vested during the year ended December 31, 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wayne S. DeVeydt	—	—
Clifford G. Adlerz	—	—
Thomas F. Cowhey	—	—
R. David Kretschmer	—	—
Teresa F. Sparks	36,612(1)	532,697
Jennifer B. Baldock	2,564 (2)	43,973
	4,462 (3)	76,523
	2,228 (4)	21,812
George M. Goodwin	2,564 (2)	43,973
	4,462 (3)	76,523
	2,228 (4)	21,812
Angela Justice, Ph.D.	—	—
Dennis R. Dean	2,564 (2)	43,973
	4,461 (3)	76,523
	20,565 (5)	323,899
Bryan S. Fisher	80,383 (6)	1,394,645

(1)
Represents restricted stock and PSUs previously granted that became fully vested on January 25, 2018, in connection with Ms. Sparks' resignation as Chief Financial Officer. The closing price per share of our common stock on January 25, 2018, was $14.55.

(2)
Represents restricted stock granted on March 31, 2017, which vested on March 31, 2018. The closing price per share of our common stock on March 29, 2018 (the last trading date prior to the vesting date) was $17.15.

(3)
Represents restricted stock granted on March 17, 2016, which vested on March 17, 2018. The closing price per share of our common stock on March 16, 2018 (the last trading date prior to the vesting date) was $17.15.

(4)
Represents PSUs granted on August 2, 2016, that became earned as of December 31, 2016, and vested as to 50% of the earned PSUs on December 31, 2018. The closing price per share of our common stock on December 31, 2018 was $9.79.

(5)
Represents restricted stock and PSUs previously granted that became fully vested on August 10, 2018, in connection with Mr. Dean’s resignation as our Senior Vice President and Corporate Controller. The closing price per share of our common stock on August 10, 2018 was $15.75.

(6)
Represents restricted stock previously granted that became fully vested on September 1, 2018, in connection with Mr. Fisher’s resignation as our Executive Vice President and Chief Operating Officer, National Group. The closing price per share of our common stock on September 1, 2018 was $17.35.

Nonqualified Deferred Compensation
The following table sets forth information regarding the value of accumulated benefits of our NEOs under our nonqualified deferred compensation arrangements as of December 31, 2018.

Name	Executive contributions in last fiscal year ($)(1)	Company contributions in last fiscal year ($)(2)	Aggregate earnings in last fiscal year ($)(3)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($)
Wayne S. DeVeydt	—	—	—	—	—
Clifford G. Adlerz	—	—	—	—	—
Thomas F. Cowhey	—	—	—	—	—
R. David Kretschmer	—	—	—	—	—
Teresa F. Sparks	3,288	9,500	15,642	(442,633)	—
Jennifer B. Baldock	8,000	8,000	(8,594)	—	84,038
George M. Goodwin	23,379	6,637	(37,674)	—	352,743
Angela Justice, Ph.D.	—	—	—	—	—
Dennis R. Dean	23,480	14,600	(27,475)	—	345,269
Bryan S. Fisher	—	—	—	—	—

(1)	Reflects contributions by each of our eligible NEOs to the Symbion, Inc. Supplemental Executive Retirement Plan (the "SERP") during 2018.

(2)	Reflects Company contributions to the SERP on behalf of each of our eligible NEOs during 2018.

(3)	Reflects aggregate earnings accrued on the accounts of each of our eligible NEOs during 2018.
Mses. Sparks and Baldock and Messrs. Goodwin and Dean have participated in the SERP, a nonqualified deferred compensation plan sponsored by Symbion, which is an unfunded plan available to executives and certain key employees and directors of Symbion, an indirect subsidiary of the Company. Under the SERP, participants are permitted to defer up to 25% of their annual base salary and up to 50% of their bonus each year. Symbion makes contributions for each participant who contributed at least 2% of base salary earned during such plan year and who was employed as of the last day of the plan year; the amount of Symbion's contribution is at least 2% of base salary deferred. Participants are generally 100% vested in Symbion contributions; provided, however, if the participant's employment is terminated for reasons other than due to death or "disability" or following "normal retirement date" or a "change in control" (each as defined therein), the participant will forfeit the Symbion contributions (without regard to earnings or losses thereon) that were made less than one year prior to the participant's termination of employment. Participants may select among a broad range of investment alternatives under the SERP, and participants' accounts are credited with a rate of return based on the performance of the selected investments. Symbion does not provide above-market or preferential earnings on deferred compensation. A participant's account may be paid in a single lump sum or in annual installments of a period no more than 10 years (at the participant's election). Symbion has established a rabbi trust to assist in meeting a portion of its obligations under the SERP.

Potential Payments upon Termination or Change in Control
NEOs Whose Employment Ended in 2018
Messrs. Adlerz, Dean and Fisher and Ms. Sparks ceased employment with the Company prior to the end of 2018. The severance payments and benefits received by each of Messrs. Adlerz, Dean and Fisher and Ms. Sparks in connection with each such NEO’s cessation of employment can be found in the column "All Other Compensation" under the "Summary Compensation Table" and the section titled "- 2018 Option Exercises and Stock Vested." Additionally, for a description of the payments made to Mr. Adlerz in connection with his termination of employment, see "Compensation Discussion and Analysis - Leadership Changes - Appointment and Resignation of Clifford G. Adlerz, our former Interim Chief Financial Officer" and for a description of the payments made to Ms. Sparks in connection with her termination of employment, see

"Compensation Discussion and Analysis - Leadership Changes - Resignation of Teresa Sparks, our former Executive Vice President and Chief Financial Officer." Pursuant to his employment agreement, Mr. Dean received $365,000 in connection with his termination from the Company on August 10, 2018. Pursuant to his employment agreement, Mr. Fisher is entitled to received 200% of his base salary which is to be paid over 24 months. He received $140,471 in connection with his termination from the Company between September 1, 2018 and December 31, 2018.
Employment Agreement-Related Severance Benefits for our NEOs Employed at the End of 2018
On March 31, 2019, Mr. Kretschmer retired as our Chief Strategy and Transformation Officer. For a summary of the payments due to Mr. Kretschmer upon his retirement, see "Compensation Discussion and Analysis - Leadership Changes - Compensation Arrangements with R. David Kretschmer, our former Executive Vice President, Interim Chief Financial Officer and Chief Strategy and Transformation Officer."
Each of our continuing NEOs, which include Messrs. DeVeydt, Cowhey and Goodwin and Ms. Baldock and Dr. Justice, are entitled to receive certain benefits upon a qualifying termination of employment and/or upon certain change in control transactions accompanied by a qualifying termination of employment within a certain period of time following such transaction, as described below.
As described above under the heading "- Narrative Disclosure to Summary Compensation Table and 2018 Grants of Plan-Based Awards Table," we have entered into employment agreements with each of our continuing NEOs. Each of our continuing NEO's employment agreement provides for severance upon a termination of employment by us without cause or by the executive for good reason (and in the case of Mr. Goodwin, if his employment agreement is not renewed or expires upon its terms), in each case conditioned on the executive's timely and effective execution of a release of claims acceptable to the Company, and other customary terms and conditions.
Each of our continuing NEOs (except Mr. DeVeydt and Mr. Cowhey) is each entitled to severance consisting of 12 months of continued base salary, an amount equal to their target bonus payable within two and a half months following the end of the fiscal year of termination, and continued health and welfare plan benefits at no cost to the executive during the severance period. Under the employment agreements with each of our continuing NEOs (except for Mr. DeVeydt), if a qualifying termination occurs within 12 months following (or within the 90 days prior to or 18 months following in the case of Mr. Cowhey, or within the 90 days before or within 12 months following in the case of Dr. Justice) a change in control, the executive is entitled to be paid the severance benefits described above in a single lump-sum payment no later than 30 days (or 60 days in the case of Dr. Justice) following termination.
Mr. DeVeydt is entitled to severance consisting of 12 months of continued base salary, an amount equal to his target bonus payable when such bonuses are paid to employees, and 18 months of COBRA coverage following the date of such termination at no cost to Mr. DeVeydt during the severance period. Upon a change in control, as defined in Mr. DeVeydt’s employment agreement, any equity award outstanding and the extent any portion of such equity award has not satisfied a time-based vesting condition applicable to such award, shall automatically vest, but all awards subject to performance-based vesting conditions shall not lapse or otherwise be deemed satisfied.
Mr. Cowhey is entitled to severance consisting of 12 months of continued base salary, an amount equal to his target bonus payable within two and a half months following the end of the fiscal year of termination paid in a lump sum at the time that bonuses are regularly paid to employees, any awarded but unpaid bonus amount from the previous year and continued health and welfare plan benefits at no cost to the executive during the severance period. In addition, Mr. Cowhey is also entitled to accelerated vesting of any time-based restricted stock awards and earned but unvested PSUs and LPUs as of the termination date. However, if Mr. Cowhey’s employment is terminated without cause or for good reason by Mr. Cowhey before the Performance Period End Date (as defined in the PSU award agreement) and a change in control occurs within 90 days of such termination, then certain terms of the award agreement shall apply to determine earned shares as if Mr. Cowhey were still employed by the Company. Additionally, if Mr. Cowhey’s employment is terminated without cause or for good reason by Mr. Cowhey before the Performance Period End Date (as defined in the LPU award agreement) and a change in control occurs within 90 days of such termination, then the LPUs shall remain outstanding and certain terms of the award agreement shall apply to determine earned shares as if Mr. Cowhey were still employed by the Company.
In addition to the severance described above, pursuant to her employment agreement, Ms. Baldock is also entitled to one year of accelerated vesting for any outstanding time-based restricted stock awards and earned but unvested PSUs as of the termination date.
Dr. Justice is entitled to accelerated vesting with respect to the portion of each restricted stock award held by her that is subject to time-based vesting and accelerated vesting of any earned but unvested PSUs as of the termination date.

Other Equity-Related Severance and Change of Control Benefits
Restricted Stock Awards
In accordance with our NEOs' restricted stock award agreements, unvested restricted stock is forfeited upon a termination of employment, except that the vesting of any unvested restricted stock will become immediately accelerated in full (1) on a termination of employment by the NEO due to death or disability, or (2) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason" (each as defined in the applicable award agreement) within 90 days prior to or 18 months following a change in control. If, in connection with a change in control, unvested shares of restricted stock are not assumed or continued, or a new award substituted for the unvested shares of restricted stock, such unvested shares will automatically vest in full.
Performance Stock Units
In accordance with our NEOs' PSU award agreements, upon a termination of employment for any reason, (1) any PSUs that are not yet earned are immediately forfeited, and (2) any PSUs that are earned but unvested are immediately forfeited, except that the vesting of any unvested earned PSUs will become immediately accelerated in full (a) on a termination of employment by the NEO due to death or disability, or (b) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason" (each as defined in the applicable award agreement) within 90 days prior to or 18 months following a change in control.
If a change in control occurs during the performance period, the Compensation Committee will determine the extent to which the performance criteria has been satisfied and the number of PSUs that have been earned based on such performance criteria as of the change in control (which is prorated based on the number of days that have elapsed during the performance period). Thereafter, earned PSUs, if any, continue to vest solely based on time in accordance with the terms of the award agreement. If, in connection with a change in control, earned PSUs are not assumed or continued, or a new award substituted for the earned PSUs, the earned PSUs will automatically vest in full.
Leveraged Performance Units
In accordance with our NEOs' LPU award agreements, upon a termination of employment for any reason,
(1) any LPUs that are not yet earned are immediately forfeited, except that (a) on a termination of employment by the NEO due to death or disability, the Compensation Committee will determine the extent to which the performance criteria have been satisfied and the number of LPUs that have been earned based on such performance criteria as of such termination date, and the NEO shall thereafter receive a prorated portion of the earned LPUs, if any, based on the portion of the performance period during which the NEO was employed, and (b) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason" (each as defined in the applicable award agreement), the LPUs will remain outstanding and eligible to become earned based on achievement of the performance criteria at the end of the performance period, and the NEO shall thereafter receive a prorated portion of the earned LPUs, if any, based on the portion of the performance period during which the NEO was employed; and
(2) any LPUs that are earned but unvested are immediately forfeited, except that (a) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason," the LPUs will remain outstanding and continue to vest in accordance with their terms, (b) on a termination of employment by the Company without "cause" or resignation by the executive for "good reason" within 90 days prior to or 18 months following a change in control, the LPUs will become immediately vested, and (c) on a termination of employment by the NEO due to death or disability, any LPUs will become immediately vested.
If a change in control occurs during the performance period, the Compensation Committee will determine the extent to which the performance criteria have been satisfied and the number of LPUs that have been earned based on such performance criteria as of the change in control; the number of earned LPUs shall be equal to the greater of 100% of target or such higher amount as may be determined by the Compensation Committee based on actual satisfaction of the performance criteria. Thereafter, earned LPUs continue to vest solely based on time in accordance with the terms of the award agreement.
For purposes of the award agreements, a "change in control" is generally defined as (i) a sale or transfer (other than by way of merger or consolidation), of all or substantially all of the Company's assets to any person, (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 50% of the total voting power of the then-outstanding shares of capital stock of the Company. The LPU award agreements clarify that neither the Preferred Private Placement nor the completion of Bain Capital's purchase of 26,455,651 shares of common stock of the Company (the "Private Sale" and together with the Preferred Private Placement and the NSH Acquisition, the "Transactions") constituted a "change in control."
Stock Appreciation Rights
Mr. Deveydt’s SAR Award will automatically become satisfied upon a termination of Mr. DeVeydt’s employment by the Company without "Cause" or resignation by Mr. DeVeydt for "Good Reason" (as such terms are defined in Mr. DeVeydt’s employment agreement with the Company), in either case within 90 days prior to and 18 months following a change in control. “Cause” for termination under Mr. DeVeydt’s employment agreement consists of (i) failure to substantially perform the duties and responsibilities of his position, adhere to the lawful direction of the Board or adhere to the lawful policies and practices of the Company or any of its affiliates, or substantial negligence in the performance of his duties and responsibilities, (ii) a material breach of a provision of his employment agreement or any other written agreement (including any equity grant agreement), (iii) the commission of a felony or of any crime involving moral turpitude, or (iv) other conduct which is or could reasonably be expected to be materially injurious to the Company or an affiliate of the Company. Pursuant to Mr. DeVeydt’s employment agreement, “Good Reason” means the occurrence of any of the following events, without his consent, (i) a material diminution in his position, duties or responsibilities, or (ii) a material diminution in his base salary (unless applied across the board to all members of management). Additionally, Pursuant to Mr. DeVeydt’s employment agreement with the Company, the time condition of the SAR Award will automatically become satisfied upon a change of control if the award is not assumed, continued, or substituted for a new award by an acquiror or survivor (or, in either case, an affiliate thereof).
Other Terms and Conditions
Pursuant to their respective employment agreements, our continuing NEOs are bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our employees or other service providers during employment and for a specified period following termination of employment. Each of our continuing NEOs is bound by a non-competition covenant for one year following termination of employment (or 18 months in the case of Mr. DeVeydt), and by a non-solicitation covenant for two years following termination of employment (or one year in the case of Dr. Justice).
The following table summarizes the payments that would have been made to our continuing NEOs upon the occurrence of a termination of employment or a change in control, assuming that each continuing NEO's termination of employment with the Company or a change in control occurred on December 31, 2018. Amounts shown do not include (i) accrued but unpaid salary, and (ii) other benefits earned or accrued by the continuing NEO during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers. Pursuant to SEC rules, information included in the table below for Mr. Kretschmer relates to the compensation arrangements in place as of December 31, 2018, notwithstanding his retirement from the Company in 2019.

Name	Benefit	Death/Disability ($)	Termination Without Cause / Resignation for Good Reason ($)	Termination Without Cause / Resignation for Good Reason In Connection with a Change in Control ($)
Wayne S. DeVeydt	Cash Severance (5)	—	2,125,000	2,125,000
	Equity Payout / Acceleration	1,528,268 (1)	— (2)	1,528,268 (3)
	Health Benefits (4)	—	24,800	24,800
Thomas F. Cowhey	Cash Severance (5)	—	787,500	787,500
	Equity Payout / Acceleration	434,206 (1)	— (2)	434,206 (3)
	Health Benefits (4)	—	16,533	16,533
R. David Kretschmer	Cash Severance (5)	—	720,000	720,000
	Equity Payout / Acceleration	568,270 (1)	— (2)	568,270 (3)
	Health Benefits (4)	—	11,849	11,849
Jennifer B. Baldock	Cash Severance (5)	—	600,000	600,000
	Equity Payout / Acceleration	413,040 (1)	— (2)	413,040 (3)
	Health Benefits (4)	—	14,689	14,689
George M. Goodwin	Cash Severance (5)	—	600,000	600,000
	Equity Payout / Acceleration	275,970 (1)	— (2)	275,970 (3)
	Health Benefits (4)	—	14,689	14,689
Angela Justice, Ph.D.	Cash Severance (5)	—	525,000	525,000
	Equity Payout / Acceleration	172,999 (1)	— (2)	172,999 (3)
	Health Benefits (4)	—	4,896	4,896
_________

(1)
Represents the value of the unvested portion of the NEO's time-based restricted stock awards, the value of the unvested portion of the NEO's earned PSUs, and the value of the NEO's LPUs at the target award, in each case, as of December 31, 2018. The value of the awards is calculated by multiplying the number of shares of Company stock subject to acceleration by $9.79, the closing price of our common stock on December 31, 2018.

(2)
No portion of an NEO's LPUs was earned as of the December 31, 2018 and, therefore, no such amount is included herein. However, pursuant to the LPU award agreements, on a termination of employment by the Company without "cause" or resignation by the executive for "good reason," the LPUs will remain outstanding and eligible to become earned based on achievement of the performance criteria at the end of the performance period, and the NEO shall thereafter receive a prorated portion of the earned LPUs, if any, based on the portion of the performance period during which the NEO was employed.

(3)
Represents the value of the unvested portion of the NEO's time-based restricted stock awards and the value of the unvested portion of the NEO's earned PSUs, in each case, as of December 31, 2018. The value of the awards is calculated by multiplying the number of shares of Company stock subject to acceleration by $9.79, the closing price of our common stock on December 31, 2018. As discussed above, if, in connection with a change in control, unvested restricted stock or unvested but earned PSUs are not assumed, continued or substituted for a new award by an acquiror or survivor, then such shares of unvested restricted stock and unvested but earned PSUs would become automatically vested in full (rather than becoming vested in full only on a qualifying termination of employment in connection with a change in control). Furthermore, as discussed above, if a change in control occurs during the performance period, the NEO will receive a number of earned LPUs based on the greater of 100% of target or such higher amount as may be determined by the Compensation Committee based on actual satisfaction of the performance criteria. Thereafter, earned LPUs continue to vest solely based on time in accordance with the terms of the award agreement.

(4)	Represents the dollar value of 12 months Company-paid continued health and welfare benefits.

(5)
Represents an amount equal to (a) 12 months of base salary continuation, and (b) the executive's target bonus for the year of termination. Under each of the continuing NEO’s employment agreements, if a qualifying termination occurs within 12 months following a change in control, the executive is entitled to be paid the severance benefits described above in a single lump-sum payment no later than 30 days following termination.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of total annual compensation for Mr. DeVeydt, our Chief Executive Officer to the median of the annual total compensation of all our employees (other than the Chief Executive Officer) (the "CEO Pay Ratio"). For 2018:

•	Total annual compensation for Mr. DeVeydt: $11,421,413

•	Median annual total compensation of all employees (other than Chief Executive Officer): $46,209

•	Ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees (other than the Chief Executive Officer): 247:1
In determining the median employee, we chose December 31, 2018 as the date to identify our median employee, and we identified our median employee using a consistently applied compensation measure which included total gross payroll wages received in 2018. Our total employee population as of December 31, 2018 was approximately 11,000. After we identified our median employee, we measured the annual total compensation under SEC rules using: base salary earned in 2018, annual cash bonus earned for the 2018 performance year, the grant date value of any equity awards he or she received in 2018, and the 401(k) match provided by the Company in 2018, in each case, to the extent applicable. Pay was annualized for permanent employees not employed for a full year in 2018. We calculated the median employee's total annual compensation using the same methodology we used to calculate Mr. DeVeydt’s annual total compensation, as reflected in the "Total" column of the Summary Compensation Table.
We had two individuals in the role of Chief Executive Officer during 2018 - Mr. DeVeydt and Mr. Adlerz. We elected to use the compensation of Mr. DeVeydt, the Chief Executive Officer as of December 31, 2018, for purposes of determining the CEO pay ratio set forth above. Mr. DeVeydt became Chief Executive Officer on January 4, 2018. In determining Mr. DeVeydt’s compensation, we adjusted the compensation reported on the Summary Compensation Table to reflect his compensation as if he were Chief Executive Officer for the full 2018 calendar year. The base salary used was annualized at the full year rate of $1,250,000.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned by our non-employee directors for the year ended December 31, 2018. Each director who is affiliated with Bain Capital did not receive compensation for his service as a director in 2018. Mr. Adlerz received compensation in his capacity as a non-employee director following his resignation as our interim Chief Executive Officer on January 4, 2018 and the compensation he received as both a director and NEO during the year ended December 31, 2018 is reflected in "Executive Compensation - Summary Compensation Table" on page 37. Additionally, Mr. DeVeydt does not receive compensation in his capacity as a director of the Company and the compensation he receives in his capacity as an NEO during the year ended December 31, 2018 is reflected in "Executive Compensation - Summary Compensation Table" on page 37.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Total ($)
Brent Turner	90,000	140,000	230,000
Teresa DeLuca, M.D.	75,000	140,000	215,000
Adam T. Feinstein	95,000	140,000	235,000
Christopher Gordon (1)(2)	—	—	—
T. Devin O'Reilly (1)	—	—	—
Andrew T. Kaplan (1)	—	—	—

(1)	Messrs. Gordon, O’Reilly and Kaplan are affiliated with Bain Capital and did not receive compensation for their service on the Board.

(2)	Mr. Gordon resigned as a member of the Board on August 31, 2018.

(3)
Amounts reflect the aggregate grant date fair value of restricted stock awards granted on August 24, 2018, determined in accordance with FASB ASC Topic 718. The assumptions used in the valuation of share awards are set forth in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018.

With respect to 2018, each member of our Board of Directors who was not an employee and who was not affiliated with Bain Capital was eligible to receive an annual cash retainer payment of $75,000 and an annual award of restricted stock having an aggregate grant date fair value equal to $140,000. The restricted stock awards vest in full on the first anniversary of the grant date.
In addition, the chairman of the Audit Committee is entitled to an additional cash retainer payment of $20,000, the chairman of the Compensation Committee is entitled to an additional cash retainer payment of $15,000, and the chairman of the Nominating/Corporate Governance Committee (if formed) will be entitled to an additional cash retainer payment of $10,000.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As previously disclosed in the Company's current report on Form 8-K filed with the SEC on May 18, 2018 ("Auditor Current Report"), on May 17, 2018 the Company, with the approval of the Audit Committee, dismissed Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm, effective as of May 17, 2018.
During the Company's fiscal years ended December 31, 2017 and 2016, and the subsequent interim period through May 17, 2018, there were (i) no disagreements between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to EY’s satisfaction, would have caused EY to make reference to the subject matter of the disagreement in its report on the Company's consolidated financial statements for the relevant year, and (ii) no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses in the Company’s internal control over financial reporting as disclosed in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2017 and 2016 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. The Audit Committee discussed the material weaknesses with EY, and the Company authorized EY to fully respond to the inquiries of Deloitte & Touche LLP ("Deloitte"), the successor independent registered public accounting firm, concerning such matters.
The reports of EY on the consolidated financial statements of the Company as of December 31, 2017 and 2016, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
The Company provided EY with a copy of the Auditor Current Report prior to its filing with the SEC and requested that EY furnish a letter addressed to the SEC stating whether or not it agreed with the statements made by the Company. A copy of EY’s letter dated May 18, 2018 was attached as Exhibit 16.1 to the Auditor Current Report.
 In addition, as disclosed in the Auditor Current Report, on May 18, 2018, the Audit Committee selected Deloitte as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018. During the Company's fiscal years ended December 31, 2017 and 2016, and the subsequent interim period through May 17, 2018, neither the Company, nor anyone on its behalf, consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and as such, no written report or oral advice was provided, and none was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issues; or (ii) any matter that was either the subject of a "disagreement" or a "reportable event" (within the meaning of Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K, respectively).
The Audit Committee selected Deloitte as the Company's principal independent registered public accounting firm for the year ending December 31, 2019, and such selection was approved by the Board, and the Company seeks ratification of the appointment by the stockholders.
The Audit Committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance.
Although ratification of the selection of Deloitte is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Deloitte is expected to attend the annual meeting and will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders. The Company does not expect that representatives of EY will be present at the annual meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of Deloitte & Touche LLP served as Surgery Partners' independent auditors for the fiscal year ended December 31, 2018. Ernst & Young LLP served as Surgery Partners’ independent auditors for the fiscal year ended December 31, 2017.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the Company's independent auditor, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. Each member of the Audit Committee has been delegated the authority to pre-approve any audit services, provided that such approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed by Ernst & Young and Deloitte during 2018.
Audit and Other Fees for Past Two Fiscal Years
During the years ended December 31, 2018 and 2017, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2018	2017
Audit Fees(1)	$2,500,000	$2,509,864
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	214,729
All Other Fees(4)	1,895	1,995
Total	$2,501,895	$2,726,588

(1)
Audit Fees include fees for the last two years for professional services rendered by the independent registered public accountants in connection with (i) the audits of the Company's annual consolidated financial statements, (ii) the audits of the Company's internal control over financial reporting, (iii) the review of the Company's quarterly condensed consolidated financial statements, and (iv) services that are provided by the independent registered public accounting firm related to regulatory filings and private placement debt offerings.

(2)	There were no audit-related services performed during 2018 and 2017.

(3)	Tax Fees for 2017 were primarily related to professional services for tax compliance, tax advice and tax planning services.

(4)	All Other Fees encompasses any services provided other than the services reported as Audit Fees, Audit-Related Fees or Tax Fees, which in 2018 and 2017 were related to accounting research services.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is currently composed of the three directors named below, each of whom is an independent director (as independence is defined in the Nasdaq Marketplace rules and Rule 10A-3 under the Exchange Act). Each member of the Audit Committee who served at any time during the fiscal year ended December 31, 2018 is financially literate (as that qualification has been interpreted by the Board in its business judgment), and at least one member of the Audit Committee qualifies as an "audit committee financial expert" as such term is defined by the SEC. The Audit Committee operates under a written charter.
The Audit Committee hereby submits the following report:

•	The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements as of, and for, the year ended December 31, 2018.

•
The Audit Committee has discussed with the Company's independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (the "PCAOB").

•
The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable rules of the PCAOB regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP such firm's independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Submitted by the Audit Committee:
Adam T. Feinstein, Chairman
Teresa DeLuca, M.D.
Brent Turner

PROPOSAL NO. 4: AMENDMENT OF THE COMPANY’S OMNIBUS INCENTIVE PLAN
The Board of Directors adopted, subject to approval of the Company's stockholders, an amendment (the "Amendment") of the Company’s 2015 Omnibus Incentive Plan ("Omnibus Incentive Plan") to increase the number of authorized shares of common stock reserved for issuance under the Omnibus Incentive Plan. The following description of the Amendment and the Omnibus Incentive Plan is qualified in its entirety by the full text of the Omnibus Incentive Plan and the Amendment. The full text of the Amendment is attached to this Proxy Statement as Appendix A and the Omnibus Incentive Plan is attached to this Proxy Statement as Appendix B.
Summary
We currently provide stock-based compensation under the Omnibus Incentive Plan to certain employees and our non-employee directors. Consultants and other persons who provide services to the Company or its related entities are also eligible for awards under the Omnibus Incentive Plan. As of December 31, 2018 there were 4,815,700 shares of common stock reserved for issuance pursuant to the Omnibus Incentive Plan, with approximately 3,377,923 shares unissued and 722,687 shares subject to outstanding awards that are unvested. An additional 1,373,802 shares are subject to awards made in 2019 prior to the date of this Proxy Statement. The amendment would add 3,500,000 shares of common stock to the number of shares reserved for issuance under the Omnibus Incentive Plan, increasing the aggregate number of shares reserved under the Omnibus Incentive Plan to 8,315,700 shares, of which 4,781,434 shares would be available for future awards. This increase will enable the Company to effectively use the Omnibus Incentive Plan for attracting, motivating, retaining and rewarding talented individuals to provide services to the Company and its related entities. Based on projected share needs to execute the Company's long-term incentive program moving forward, the share increase is anticipated to provide enough shares for the next two to three years.
If our stockholders do not approve the amendment, the Company will be unable to continue to grant awards under the Omnibus Incentive Plan. The Company believes that equity-based incentives are essential for aligning the financial incentives of our officers and directors with stockholder interests. This amendment to the Omnibus Incentive Plan will allow the Company to continue offering equity incentives as a part of its compensation package.
Required Vote
Under our majority voting standard, Proposal 4 will be approved, and the amendment to the Omnibus Incentive Plan will become effective, if the number of votes properly cast "FOR" the proposal (and present, in person or by proxy, at the annual meeting) exceed the number of votes cast "AGAINST" the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
General Description of the Omnibus Incentive Plan
Types of Awards
Under the Omnibus Incentive Plan, the Compensation Committee may grant cash awards and a variety of equity-based awards to eligible participants, including options to purchase common stock, performance awards, restricted stock, unrestricted stock awards, stock units, including restricted stock units, stock appreciation rights and other awards that are based on common stock (collectively, "Awards"). Options entitle the participant to purchase common stock at a specified exercise price and after the performance of certain periods of service, and may be issued in the form of "incentive stock options," as defined in Section 422 of the Internal Revenue Code (the "Code"), or options that are not so qualified. Performance awards are based on common stock that is earned upon the achievement of performance goals within a specified performance period. Restricted stock is an award of common stock subject to forfeiture and limitations on transfer, while unrestricted stock is an award of common stock that is not subject to a risk of forfeiture. Stock units and restricted stock units entitle the recipient to receive common stock upon the achievement of specified performance goals or upon the lapse of time. Stock appreciation rights entitle the participant to receive a number of shares of common stock that is based on the appreciation of the value of common stock after the date of the grant. The Compensation Committee may also issue dividend equivalent payments, which are cash payments made in lieu of cash dividends on shares of common stock subject to outstanding awards.
Eligibility
All employees of the Company and its subsidiaries as well as directors and consultants providing services to the Company, are eligible to receive awards. However, only employees of the Company (approximately 11,000 people as of December 31, 2018) are eligible to receive awards of incentive stock options qualified in Section 422 of the Code. The Compensation Committee selects individuals to be eligible to receive awards and participate in Omnibus Incentive Plan.
Administration
The Omnibus Incentive Plan is administered by the Compensation Committee of the Board. The Compensation Committee determines the types of awards that are granted to eligible participants, the number of shares of common stock subject to each award, the performance and vesting criteria of awards and all other terms and conditions of awards. The Compensation Committee has sole authority to interpret the Omnibus Incentive Plan and make all determinations under each award, including the achievement of performance and vesting conditions. In the event of a change in the control of the Company, the Compensation Committee has discretion to accelerate the vesting of awards, provide for conversion of awards into awards of an acquiring company or to terminate outstanding awards in exchange for a cash payment to participants.
Award Terms and Restrictions
There are limits on the size of awards that can be granted under the Omnibus Incentive Plan. Option awards are limited to 500,000 shares of common stock for any participant each year. Stock appreciation rights are also limited to 500,000. All other awards are limited to 400,000 shares of common stock for any participant each year. Cash awards are limited to $5 million for any participant in a year. For awards to directors of the Company, the grant date fair value of awards denominated in common stock cannot exceed $400,000 in any calendar year, calculated in accordance with FASB ASC Topic 718. For the lead director or non-employee chairman of the board, the maximum fair value is $700,000 each year.
The exercise price of options granted under the Omnibus Incentive Plan cannot be less than the fair market value of common stock on the date of grant. Similarly, the value of stock appreciation rights must be based on the appreciation of common stock above their value on the date of grant. Options are subject to a maximum term of ten years from the date of grant.
Amendment and Termination
The Compensation Committee may amend or terminate the Omnibus Incentive Plan at any time. However, stockholder approval is required for any amendment that would change the classes of eligible persons or increase the number of shares of common stock reserved. Under the Nasdaq marketplace rules, stockholder approval is required for any "material amendment" to the Omnibus Incentive Plan. No awards may be granted ten years after the date the Omnibus Incentive Plan was adopted, but awards outstanding at that time will continue to be effective under their terms.
Federal Income Tax Consequences
Tax consequences to the Company and to participants will vary with the type of award. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an award under the Omnibus Incentive Plan, other than with respect to awards that are not subject to a risk of forfeiture. For cash awards, stock awards that are not restricted stock, or dividend equivalent payments, the participant recognizes ordinary income in the amount of the cash payment or the fair market value of the common stock received.
A participant who exercises incentive stock options will not realize income upon exercise. However, the exercise of an incentive stock option gives rise to a preference under the alternative minimum tax rules. If the participant holds the stock for at least two years after the date of the award and one year after the date of exercise, the participant will realize a long-term capital gain on the difference between the fair market value of the common stock at the time it is sold and the exercise price of the incentive stock option. However, if the stock is sold before this holding period, the sale is a "disqualifying disposition," and the participant recognizes ordinary income on the difference between the fair market value of common stock at the time of exercise and the exercise price paid.
A participant recognizes ordinary income on the exercise of options that are not incentive stock options on the difference between the fair market value of common stock and the exercise price. Any subsequent gain or loss on the sale of common stock acquired through an option that is not an incentive stock option is subject to capital gains treatment on the amount realized on the sale over the tax basis. The participant's tax basis in the common stock is the exercise price plus the amount of taxable income that is recognized. Reduced capital gains rates apply if the stock is held for at least 12 months after exercise.
A participant recognizes ordinary income on the exercise of the stock appreciation rights in the amount of the fair market value of the common stock at the time of exercise. Any subsequent gain or loss on the sale of common stock acquired through a stock appreciation right is subject to capital gains treatment on the amount realized on the sale over the tax basis. The participant's tax basis in the common stock is the amount of taxable income that is recognized on exercise. Reduced capital gains rates apply if the stock is held for at least 12 months after exercise.
For awards of restricted stock, the participant recognizes ordinary income on the fair market value of the common stock at the time the awards become "vested" or is no longer subject to a substantial risk of forfeiture. However, the participant may make an election under Section 83(b) of the Code to recognize ordinary income on the date of grant. For awards of restricted stock units, performance awards, stock units and other similar awards under the Omnibus Incentive Plan, the participant recognizes ordinary income on the fair market value of the common stock at the time that it is transferred to the participant upon vesting or the terms of the award. Any subsequent gain or loss on the sale of common stock acquired through a these types of awards is subject to capital gains treatment on the amount realized on the sale over the tax basis. The participant's tax basis in the common stock is the amount of taxable income that is recognized on vesting or transfer of the common stock, provided that if the participant made an election under Section 83(b) of the Code the tax basis would be the value of the common stock on the date of the award and the taxable income recognized under the election. Reduced capital gains rates apply if the stock is held for at least 12 months before a sale.
The Company is able to deduct from its taxable income the amount of ordinary income at the same time that it is recognized by a participant, as described above. However, due to Section 162(m) of the Code, the Company may not deduct the amount recognized by participants who are certain executive officers to the extent that taxable compensation realized by the participant in a calendar year exceeds $1 million. For further discussion on the tax effects of Section 162(m) of the Code see "Compensation Discussion and Analysis - Tax and Accounting Considerations" elsewhere in this Proxy Statement.
The Omnibus Incentive Plan is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.
The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change.

New Plan Benefits
The table below sets forth awards made by the Compensation Committee under the Omnibus Incentive Plan in 2019 prior to the date of this Proxy Statement.

Name and Position	Number of Options Granted	Number of PSUs Granted	Number of Restricted Stock Awards Granted
Wayne S. DeVeydt	490,000	46,572	46,572
Thomas F. Cowhey	403,500	18,628	18,628
Jennifer B. Baldock	199,500	16,766	16,766
George M. Goodwin	148,500	13,040	13,040
Angela Justice, Ph.D.	116,000	8,383	8,383
Executive Officer Group	1,857,500	180,247	180,247
Non-Executive Officer Director Group	—	—	—
Non-Executive Officer Employee Group	—	238,772	238,772
Taking into account equity awards outstanding at December 31, 2018 and awards made in 2019 to date (which are reflected in the table above), there are 1,281,434 shares of the Company’s common stock available for issuance under the Omnibus Incentive Plan as of the date of this proxy statement. If the Amendment is not approved by our stockholders, it would hinder the Company’s ability to grant future awards under the Omnibus Incentive Plan.
Future awards under the Omnibus Incentive Plan will be granted at the discretion of the Compensation Committee. As a result, it is not possible to determine the number and type of awards that will be granted to any person under the Omnibus Incentive Plan. Information on awards granted to our named executive officers under the Omnibus Incentive Plan during year ended December 31, 2018 are reflected in the executive compensation tables, including the 2018 Grants of Plan Based Awards table, in this Proxy Statement.
Equity Compensation Plan
The following table provides information as of December 31, 2018 about equity securities that may be issued under the Company's existing equity compensation plans and arrangements:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (1)
Equity Compensation Plans Approved by Security Holders	722,687	$13.03	2,655,236
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	722,687	$13.03	2,655,236

(1)	Includes shares available for future issuance under the Omnibus Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT TO THE OMNIBUS INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES RESERVED FOR ISSUANCE UNDER THE OMNIBUS INCENTIVE PLAN.

RELATED PERSON TRANSACTIONS
The following is a description of transactions, since January 1, 2018, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) one or more of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a "related person," has a direct or indirect material interest. We refer to these as "related person transactions."
Tax Receivable Agreement and Related Waivers
In connection with the Private Sale, on May 9, 2017, the Company entered into an amendment to its Income Tax Receivable Agreement, dated September 30, 2015 (as amended, the "Amended TRA"), among the Company, the Stockholders Representative and the other parties referred to therein which amendment became effective on August 31, 2017. Pursuant to the Amended TRA, the Company agreed to make payments to H.I.G. Surgery Centers, LLC, in its capacity as the stockholders representative pursuant to a fixed payment schedule. The amounts payable under the Amended TRA are calculated as the product of (i) an annual base amount and (ii) the maximum corporate federal income tax rate for the applicable year plus three percent. The amounts payable under the Amended TRA are related to the Company's projected realized tax savings over the next five years and are not dependent on the Company's actual tax savings over such period. The calculation of amounts payable pursuant to the Amended TRA is thus dependent on the maximum corporate federal income tax rate. To the extent that the Company is unable to make payments under the Amended TRA and such inability is a result of the terms of credit agreements and other debt documents that are materially more restrictive than those existing as of September 30, 2015, such payments will be deferred and will accrue interest at a rate of LIBOR plus 500 basis points until paid. If the terms of such credit agreements and other debt documents cause the Company to be unable to make payments under the Amended TRA and such terms are not materially more restrictive than those existing as of September 30, 2015, such payments will be deferred and will accrue interest at a rate of LIBOR plus 300 basis points until paid. Pursuant to the Amended TRA, the Company has paid $536,990 to H.I.G Surgery Centers, LLC since January 1, 2018.
Registration Rights Agreement
In connection with the Preferred Private Placement, on August 31, 2017, the Company entered into an Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement") with certain stockholders of the Company and certain other parties thereto, including Bain Capital. Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement for a public offering of shares upon the request of Bain Capital and certain of its affiliates, and to use commercially reasonable efforts to effect the registration under the Securities Act of 1933, as amended, of the registrable shares held by the parties to the Registration Rights Agreement, subject to certain limitations as described in the Registration Rights Agreement, including a minimum net aggregate offering price and a limitation on the number of registrations the Company shall be required to effect. The Company also agreed to provide "piggy back," "short-form" and shelf registration rights with respect to such registrable shares, each as described in the Registration Rights Agreement.
Indemnification Agreements
We entered into indemnification agreements with each of our directors and executive officers subsequent to our initial public offering. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Consulting Agreements
In connection with leadership changes during 2018, we entered into consulting agreements with each of Teresa F. Sparks and Clifford G. Adlerz. Pursuant to the consulting agreements with Ms. Sparks and Mr. Adlerz, the Company has paid

$225,000 and $425,003, respectively, since January 1, 2018. For further information regarding such agreements, see the disclosures set forth in "Compensation Discussion and Analysis - Leadership Changes" in this Proxy Statement.
Related Person Transactions Policy
We have adopted a formal written policy with respect to the review, approval and ratification of related person transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions, including, but not limited to:

•	the impact on a director's independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	the terms of the transaction; and

•	the terms available to an unrelated third party or to employees generally.
The Audit Committee may also include such factors as: the related person's relationship to us and interest in the transaction, and the material facts of the proposed transaction, including the proposed aggregate value of the transaction. The Audit Committee may approve only those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

GENERAL MATTERS

Code of Conduct and Corporate Governance Guidelines
We have adopted a Code of Conduct which is applicable to all our directors, officers and employees (the "Code of Conduct"). To the extent required pursuant to applicable SEC regulations, we intend to post amendments to, or waivers from, our Code of Conduct on our website.
Copies of our Code of Conduct and Corporate Governance Guidelines are available, free of charge, on the "Investors - Highlights" page of our website at www.surgerypartners.com, or by sending a written request to our Chief Legal Officer at Surgery Partners, Inc., 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027.
Availability of Certain Documents
SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as "householding," benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.
We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the annual report or proxy materials was delivered. You may notify us either by calling us at (615) 234-5900 or by writing to us at Surgery Partners, Inc., 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027, Attn: Chief Legal Officer, and providing your name, your shared address, and the address to which we should direct the additional copy of the annual report or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
Stockholder Proposals and Nominations
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year's Proxy Statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on January 3, 2020, which is 120 days prior to the date that is one year from this year's mailing date of May 2, 2019.
Requirements for Stockholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Company's Secretary at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027. The Board does not have a written policy regarding stockholder nominations, but has determined that it is the practice of the Board to consider candidates proposed by stockholders if made in accordance with our bylaws. To be timely for the 2019 annual meeting, although not included in the Proxy Statement, the stockholder's notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year's annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2020 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2020 annual meeting must notify us no earlier than January 30, 2020 and no later than February 29, 2020.

Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2019 annual meeting.
Contacting the Board of Directors
Stockholders wishing to communicate with the Board may do so by writing to the Board or to the non-employee members of the Board as a group, at:
Surgery Partners, Inc.
310 Seven Springs Way, Suite 500
Brentwood, TN 37027
Attention: Chief Legal Officer
The communication must prominently display the legend "BOARD COMMUNICATION" in order to indicate to the Chief Legal Officer that it is a communication for the Board. Upon receiving such a communication, the Chief Legal Officer will forward the communication to the relevant individual or group to which it is addressed as appropriate depending on the facts and circumstances outlined in the communication received. Certain items that are unrelated to the Board's duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The Chief Legal Officer will not forward any communication determined in his or her good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.
Other Matters
As of the date of this Proxy Statement, the Board of Directors does not intend to present any matters other than those described herein at the annual meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
Directions to Annual Meeting
We invite all stockholders to attend the annual meeting to be held at our corporate headquarters, located at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee, 37027, on Wednesday, May 29, 2019, at 8:00 a.m. Central Daylight Time (CDT) and any adjournments of the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring proof of your ownership of the Company's common stock as of the Record Date, such as the legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at 310 Seven Springs Way, Suite 500, Brentwood, Tennessee 37027, (615) 234-5900 or email ir@surgerypartners.com.

APPENDIX A
FIRST AMENDMENT TO THE
SURGERY PARTNERS, INC.
2015 OMNIBUS INCENTIVE PLAN

This Amendment to the Surgery Partners, Inc. 2015 Omnibus Incentive Plan (the “Plan”) is adopted by Surgery Partners, Inc. (the “Company”), effective as of ____________, 2019.
WHEREAS, the Company has established the Plan through which the Company may grant awards of stock options, stock appreciation rights, restricted stock and other stock-based awards to directors, officers and other employees of the Company and its subsidiaries, as well as other persons performing consulting or advisory services for the Company; and
WHEREAS, the Company desires to amend the Plan to increase the total number of shares that may be granted pursuant to the Plan by 3,500,000 shares, resulting in a total of 8,315,700 shares that may be granted under the Plan.
NOW, THEREFORE, the Plan is hereby amended by deleting the first sentence of Section 4(a) in its entirety and inserting the following in its place and stead:
“Subject to adjustment as provided in Section 7, the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is 8,315,700 shares.”
IN WITNESS WHEREOF, this Amendment is hereby executed by the undersigned officer of the Company, to be effective as of the date first written above.

Surgery Partners, Inc.

By:     ______________________________
Name:
Title:

A-1

APPENDIX B
SURGERY PARTNERS, INC.
2015 OMNIBUS INCENTIVE PLAN

1.	DEFINED TERMS
Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE
The Plan has been established to advance the interests of the Company and its Affiliates by providing for the grant to Participants of Stock, Stock-based and other incentive Awards.

3.	ADMINISTRATION
The Administrator has discretionary authority to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the form of settlement of Awards (whether in cash, shares of Stock or other property); prescribe forms, rules and procedures relating to the Plan; and otherwise do all things necessary or appropriate to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN
(a) Number of Shares. Subject to adjustment as provided in Section 7, the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is 4,815,700 shares. Up to the total number of shares available for Awards to employee Participants may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limits set forth in this Section 4(a) shall be construed to comply with Section 422. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined net of shares of Stock withheld by the Company in payment of the exercise price or purchase price of the Award or in satisfaction of tax withholding requirements with respect to the Award and, for the avoidance of doubt, without including any shares of Stock underlying Awards settled in cash or that otherwise expire or become unexercisable without having been exercised or that are forfeited to or repurchased by the Company due to failure to vest. To the extent consistent with the requirements of Section 422 and the regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares of Stock available for Awards under the Plan.
(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.
(c) Individual Limits. The following additional limits will apply to Awards of the specified type granted, or in the case of Cash Awards, payable to any person in any calendar year:
(1) Stock Options: 500,000 shares of Stock.
(2) SARs: 500,000 shares of Stock.

(3) Awards other than Stock Options, SARs or Cash Awards: 400,000 shares of Stock.
(4) Cash Awards: $5,000,000.
In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the limits applicable to Stock Options and SARs refer to the number of shares of Stock subject to those Awards; (iii) the share limit under clause (3) refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (3) assuming a maximum payout; and (iv) the dollar limit under clause (4) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (4) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m), including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.
(d) Non-Employee Director Limits. In the case of a Director, additional limits shall apply such that the maximum grant-date fair value of Stock-denominated Awards granted in any calendar year during any part of which the Director is then eligible under the Plan shall be $400,000, except that such limit for a non-employee Chairman of the Board or lead Director shall be $700,000, in each case, computed in accordance with FASB ASC Topic 718 (or any successor provision). The foregoing additional limits related to Directors shall not apply to any Award or shares of Stock granted pursuant to a Director’s election to receive an Award or shares of Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Stock have a fair value equal to the value of such cash retainers or other fees).

5.	ELIGIBILITY AND PARTICIPATION
The Administrator will select Participants from among key Employees and directors of, and consultants and advisors to, the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Cash Awards is limited to individuals who are Employees. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6.	RULES APPLICABLE TO AWARDS
(a) All Awards.
(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.
(2) Term of Plan. No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.
(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the last sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs (and, except as the Administrator otherwise expressly provides in accordance with the last sentence of this Section 6(a)(3), SARs and NSOs) may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs to any transferee eligible to be covered by the provisions of Form S-8 (under the Securities Act of 1933, as amended), subject to such limitations as the Administrator may impose.
(4) Vesting, etc. The Administrator will determine the time or times at which an Award will vest or become exercisable and the terms on which a Stock Option or SAR will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:
(A) Immediately upon the cessation of the Participant’s Employment and except as provided in (B) and (C) below, each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.
(B) Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
  (C) Subject to (D) below, all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or due to the termination of the Participant’s Employment by the Company due to his or her Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of twelve (12) months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
(D) All Stock Options and SARs (whether or not exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the Participant’s Employment is terminated for Cause or the cessation of Employment occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.
(5) Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any agreement with the Company or its Affiliates with respect to non-competition, non-solicitation or confidentiality. Without limiting the generality of the foregoing, the Administrator may recover Awards made under the Plan and payments or shares of Stock delivered under or gain in respect of any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.
(6) Taxes. The delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it deems necessary. Each Participant agrees promptly to remit to the Company or an Affiliate, in cash, the full amount of all taxes required to be withheld in connection with an Award unless the Administrator, in its sole discretion, provides alternative means for satisfying the Company’s tax withholding requirements. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law or such greater amount that would not result in adverse accounting consequences to the Company in the discretion of the Administrator).
(7) Dividend Equivalents, etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose.
(8) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of a termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.
(9) Section 162(m). In the case of any Performance Award (other than a Stock Option or SAR) intended to qualify for the performance-based compensation exception under Section 162(m), the Administrator will establish the applicable Performance Criterion or Criteria in writing no later than ninety (90) days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)) and, prior to the event or occurrence (grant, vesting or payment, as the case may be) that is conditioned on the attainment of such Performance Criterion or Criteria, will certify whether it or they have been attained. The preceding sentence will not apply to an Award eligible (as determined by the Administrator) for exemption from the limitations of Section 162(m) by reason of the post-initial public offering transition relief in Section 1.162-27(f) of the Treasury Regulations.
(10) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan will be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.
(11) Section 409A. Each Award will contain such terms as the Administrator determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.
(12) Fair Market Value. In determining the fair market value of any share of Stock under the Plan, the Administrator will make the determination in good faith consistent with the rules of Section 422 and Section 409A, to the extent applicable.

(b)	Stock Options and SARs.
(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which if the Administrator so determines may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. A Stock Option or SAR exercised by any person other than the Participant will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so. The Administrator may impose conditions on the exercisability of Awards, including limitations on the time periods during which Awards may be exercised or settled.
(2) Exercise Price. The exercise price of each Stock Option and the base value from which appreciation is to be measured for purposes of each SAR will be no less than 100% (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Except in connection with a corporate transaction involving the Company (which term shall include, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 7 of the Plan, the terms of outstanding Stock Options or SARs, as applicable, may not be amended to reduce the exercise prices of such Stock Options or the base values from which appreciation under such SARs are to be measured other than in accordance with the stockholder approval requirements of the NASDAQ Stock Market.

(3) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator or by such other legally permissible means, if any, as may be acceptable to the Administrator.
(4) Maximum Term. Stock Options and SARs will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above).

7.	EFFECT OF CERTAIN TRANSACTIONS
(a) Mergers, etc. Except as otherwise provided in an Award agreement, the following provisions will apply in the event of a Covered Transaction:
(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.
(2) Cash-Out of Awards. Subject to Section 7(a)(5) below the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; it being understood that if the exercise or purchase price (or base value) of an Award is equal to or greater than the fair market value of one share of Stock, the Award may be cancelled with no payment due hereunder.
(3) Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that any Award requiring exercise will become exercisable, in full or in part and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.
(4) Termination of Awards Upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) upon consummation of the Covered Transaction, other than Awards assumed pursuant to Section 7(a)(1) above.
(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)	Changes in and Distributions with Respect to Stock.
(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718, the Administrator will make appropriate adjustments to the maximum number of shares of Stock that may be delivered under the Plan and to the maximum limits described in Section 4(c) and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.
(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK
The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that Stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION
The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that, except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS
The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS
(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.
(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12.	ESTABLISHMENT OF SUB-PLANS
The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

13.	GOVERNING LAW
(a) Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.
(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Tennessee without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Middle District of Tennessee for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Middle District of Tennessee; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A
Definition of Terms
The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:
“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board (including the full Board)) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 157(c) of the Delaware General Corporate Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.
“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, provided that, for purposes of determining treatment as a single employer under Section 414(b) or Section 414(c) of the Code, “50%” shall replace “80%” in the applicable stock or other equity ownership requirements under such sections of the Code and the regulations thereunder.
“Award”: Any or a combination of the following:
(i) Stock Options.
(ii) SARs.
(iii) Restricted Stock.
(iv) Unrestricted Stock.
(v) Stock Units, including Restricted Stock Units.
(vi) Performance Awards.
(vii) Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.
(viii) Cash Awards.
“Board”: The Board of Directors of the Company.
“Cash Award”: An Award denominated in cash.

 “Cause”: In the case of any Participant who is party to an effective employment or severance-benefit agreement with the Company or an Affiliate of the Company that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Cause” will mean, as determined by the Administrator in its reasonable judgment, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or any of its Affiliates, or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its Affiliates; (iv) a significant violation by the Participant of the code of conduct of the Company or its Affiliates of any material policy of the Company or any of its Affiliates, or of any statutory or common law duty of loyalty to the Company or any of its Affiliates; (v) material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or any of its Affiliates and the Participant; or (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company or any of its Affiliates.
“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.
“Compensation Committee”: The Compensation Committee of the Board.
“Company”: Surgery Partners, Inc.
“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or that results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer pursuant to which at least a majority of the Company’s then outstanding common stock is purchased by a single person or entity or by a group of persons and/or entities acting in concert that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.
“Date of Adoption”: The date the Plan was approved by the Board.
“Director”: A member of the Board who is not an employee.
“Disability”: In the case of any Participant who is party to an effective employment or severance-benefit agreement with the Company or an Affiliate of the Company that contains a definition of “Disability,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Disability,” will mean a permanent disability as defined in the long-term disability plan maintained by the Company or one of its Affiliates, or as defined from time to time by the Company in its sole discretion.
 “Employee”: Any person who is employed by the Company or an Affiliate.
“Employment”: A Participant’s employment or other service relationship with the Company or an Affiliate. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or an Affiliate. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” subject to Section 409A upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.
“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.
“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.
“Participant”: A person who is granted an Award under the Plan.
“Performance Award”: An Award subject to Performance Criteria. The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.
“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, facility, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Compensation Committee specifies, consistent with the requirements of Section 162(m)): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after tax basis; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer satisfaction; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period that affect the applicable Performance Criterion or Criteria.
“Plan”: The Surgery Partners, Inc. 2015 Omnibus Incentive Plan as from time to time amended and in effect.
“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.
“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.
“Section 409A”: Section 409A of the Code.
“Section 422”: Section 422 of the Code.
“Section 162(m)”: Section 162(m) of the Code.
“Stock”: Common stock of the Company, par value $0.01 per share.
 “Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.
“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.
“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

SURGERY PARTNERS VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

000004

ENDORSEMENT_LINE______________ SACKPACK_______________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all of the nominees, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

1. Election of Class I Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - John A. Deane	☐	☐	02 - Teresa DeLuca, M.D.	☐	☐	03 - Wayne S. DeVeydt	☐	☐

+

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

3 3 D V 4 1 5 5 6 3

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

03TTPC

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Surgery Partners, Inc. Stockholders

Wednesday, May 29, 2019, 8:00 a.m. Central Daylight Time (CDT)
310 Seven Springs Way, Suite 500
Brentwood, TN 37027

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Surgery Partners, Inc.

+

Notice of 2019 Annual Meeting of Stockholders

310 Seven Springs Way, Suite 500, Brentwood, TN 37027
Proxy Solicited by Board of Directors for Annual Meeting — May 29, 2019

Wayne S. DeVeydt and Jennifer B. Baldock, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Surgery Partners, Inc. to be held on May 29, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each Board nominee listed on the reverse side, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted on appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. ☐

+